Exhibit 10.1

LEASE AGREEMENT

by and between

400 BISCAYNE COMMERCIAL OWNER, LP,

a Delaware limited partnership

(“LANDLORD”)

and

SKYX PLATFORMS CORP., a Florida corporation,

d/b/a SKY TECHNOLOGIES (Nasdaq)

(“TENANT”)

Dated October 1, 2022

LEASE AGREEMENT

This Lease Agreement is made as of October 1, 2022 (the “Commencement Date”) by and between 400 BISCAYNE COMMERCIAL OWNER, LP, a Delaware limited partnership (“Landlord”), and SKYX PLATFORMS CORP., a Florida corporation, d/b/a Sky Technologies (“Tenant”).

1. Agreement to Let. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon all the terms, provisions, and conditions contained in this Lease, the Premises depicted in Exhibit “A” attached hereto which consists of a portion of that certain building located at 398 NE 5th Street, Miami, Florida 33132 known as “Elser Hotel and Residences Miami” (the “Building”), along with the non-exclusive right to use, in common with Landlord, Landlord’s invitees and licensees, and the other owners, tenants and users of space within the Building, the Common Area (as defined herein). Tenant acknowledges and agrees that, subsequent to the Commencement Date, Landlord may convey its interests in the Building to one or more affiliates in connection with the operation of the Building (which conveyance may take the form of a conveyance or distribution from a trust) and that this Lease may be assigned by Landlord to an affiliate. Upon any such assignment, the assignee shall become the Landlord under this Lease.

2. Principal Lease Definitions. The following capitalized terms as used herein shall have the meanings set forth below:

(a) “Abated Base Rent Period”: The four (4) month period commencing on the Rent Commencement Date.

(b) “Additional Rent”: All monetary obligations of Tenant under this Lease other than Base Rent.

(c) “Base Rent”: The respective amounts set forth in Schedule 6.1(b) of this Lease for the indicated Lease Years.

(d) “Base Year for Purposes of Operating Expenses”: January 1, 2023 to December 31, 2023

(e) “Base Year for Purposes of Tax Expenses”: January 1, 2023 to December 31, 2023.

(f) “Brokers”: Witko Group representing Landlord, and United Realty Group Inc., representing Tenant.

(g) “Commencement Date”: The date of this Lease, as set forth in the introduction to this Lease.

(h) “Common Area”: Collectively, the loading and delivery facilities, walkways, common corridors, landscaped and planted areas, elevators (including freight), escalators, stairways, waiting areas, service and utility areas, public restrooms and other areas or improvements of the Building not within any premises leased or intended to be leased to tenants of the Building which are made available from time to time by Landlord for the common use of Tenant together with any other areas designated as common areas by Landlord for the use of Tenant. Notwithstanding anything to the contrary, the Common Areas shall expressly exclude the fitness center, the pool and such ancillary or related areas thereto as may be located within the Building from time to time (the “Excluded Common Areas”), and Tenant shall have no right to enter or otherwise utilize the Excluded Common Areas except as otherwise set forth in Section 48(t), below.

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(i) “Condominium”: The commercial condominium for the Building as described in Section 33 of this Lease.

(j) “Condominium Association”: This term is defined in Section 33 of this Lease.

(k) “Declaration”: This term is defined in Section 33 of this Lease.

(l) “Delivery Date”: The Commencement Date.

(m) “Expiration Date”: The last day of the fourth (4th) month following the end of the tenth (10th) Lease Year.

(n) “Force Majeure”: means (i) earthquakes, hurricanes, tidal waves, tornadoes, wind storms, “named storms”, floods or other extraordinary weather events, or any act of God or operation of forces of nature, war, terrorism, invasion, insurrection, acts of a public enemy, riot, mob violence, civil commotion, embargoes, theft, fire or other casualty, and/or sabotage, (ii) failure of transportation, strikes, shortage of labor or materials, lockouts, labor disputes, condemnation laws, requisition order of government, civil, military or naval authorities, (iii) any governmental order(s) pertaining to quarantine, travel or other restrictions on the ability of either party fulfill its obligations under this Lease, or (iv) any epidemic or pandemic (including the COVID-19 pandemic) which renders a party incapable of performing any monetary obligation under this Lease. Force Majeure shall not excuse any monetary obligation under this Lease specifically including, without limitation, the payment of any and all Rent. In no event shall financial hardship, shortage of funds or other financial difficulties constitute “Force Majeure”, nor shall any event, condition or state caused by any act or inaction of Tenant or Landlord or any employee, agent or invitee of either constitute “Force Majeure”. A party asserting the benefit of a claim of Force Majeure shall notify the other party within fourteen (14) days after the occurrence of the event giving rise to the claim. In no event shall a claim of Force Majeure extend the date for performance of an obligation more than six (6) months beyond the date otherwise required under the terms of this Lease nor shall it excuse Tenant’s monetary obligations under the terms of this Lease.

(o) “Laws”: All laws, codes, regulations, statutes, orders or ordinances of any federal, state or local governmental authority having jurisdiction over the Building or the Premises.

(p) “Lease Term”: The period of time commencing on the Commencement Date and ending on the Expiration Date unless sooner terminated under the terms of this Lease.

(q) “Lease Year”: A period of twelve (12) consecutive calendar months, with the first Lease Year to commence on (i) the Rent Commencement Date, if the Rent Commencement Date is the first day of a calendar month or (ii) the first day of the calendar month following the Rent Commencement Date, if the Rent Commencement Date is not the first date of a calendar month, and in such event, the portion of the Lease Term following the Rent Commencement Date and prior to the commencement of the first Lease Year shall be treated for all purposes hereunder as a part of the first Lease Year.

(r) “Letter of Credit”: That certain letter of credit as more particularly set forth in Section 8 below.

(s) Notice Address for Landlord:

400 Biscayne Commercial Owner, LP

398 NE 5th Street

Floor 13

Miami, Florida 33132

Attention: Lowell D. Plotkin, General Counsel

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With a copy to:	Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

200 East Las Olas Boulevard, Suite 2100

Fort Lauderdale, Florida 33301

Attention: George A. Pincus, Esq.

(t)	Notice Addresses for Tenant:

SKYX Platforms Corp.

c/o Sky Technologies

Attn: Rani Kohen, Chairman

Attn: John P. Campi

Attn: Marc Boisseau

2855 W. McNab Road

Pompano Beach, Florida 33069

With a copy to:	Thompson Hine LLP

3900 Key Tower

127 Public Square

Cleveland, Ohio 44114

Attention: Thomas J. Coyne

(u) “Operating Expenses”: This term is defined in Section 7(a) of the Lease.

(v) “Permitted Use”: General business office purposes and purposes incidental and ancillary thereto, which shall include but is not limited to the use of conference and computer facilities, employee kitchen and related facilities consistent with the characteristics of a first class office building in Miami, Florida and no other use.

(w) “Premises”: That certain space containing approximately 32,172 rentable square feet, as depicted on Exhibit A, which shall be comprised of the following: (i) 16,086 rentable square feet located on the 11th floor of the Building; and (ii) 16,086 rentable square feet located on the 12th floor of the Building. Tenant acknowledges that for the purposes of property taxation the Premises will consist of two (2) distinct tax parcels.

(x) “Prepaid Rent”: $228,421.20 (to wit: one (1) month’s Base Rent, including Florida sales tax) to be paid upon the execution of this Lease.

(y) “Rent”: Base Rent and Additional Rent.

(z) “Rent Commencement Date”: The earlier to occur of: (i) the date that is one hundred eighty (180) days after the Delivery Date, or (ii) the date upon which Tenant achieves Substantial Completion of Tenant’s Work.

(aa) “Rules and Regulations”: This term is defined in Section 13 of the Lease.

(bb) “Substantial Completion of Tenant’s Work”: The substantial completion of Tenant’s Work as evidenced by a certificate of occupancy or temporary certificate of occupancy for the Premises issued by the applicable governmental authority.

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(cc) “Taxes”: The aggregate amount of real estate taxes and any general or special assessments (exclusive of penalties and interest thereon) imposed upon the tax parcels constituting the Premises. Taxes shall include, without limitation, (i) governmental assessments made upon or with respect to any “air” and “development” rights now or hereafter appurtenant to or affecting the Premises,, and (ii) any assessments levied after the date of this Lease for public benefits to the Premises including without limitation, any community redevelopment agency or business improvement district charges applicable to the Premises; provided that if, because of any change in the taxation of real estate, any other tax or assessment, however denominated (including, without limitation, any franchise, income, profit, sales, use, occupancy, gross receipts or rental tax) is imposed upon Landlord or the owner of the Premises, or the occupancy, rents or income therefrom, in substitution for any of the foregoing Taxes or for an increase in any of the foregoing Taxes, such other tax or assessment shall be deemed part of Taxes computed as if Landlord’s sole asset were the Premises. Taxes shall also include all expenses, including reasonable attorneys’ fees and disbursements and experts’ and other reasonable witnesses’ fees, incurred in contesting the validity or amount of any Taxes or in obtaining a refund of Taxes shall be considered as part of the Taxes for such Lease Year or, in Landlord’s discretion, for such tax year. Landlord shall have no obligation to pay Taxes to obtain any available discount and Landlord’s failure to obtain any available discount shall not be deemed a penalty or Landlord paying the Taxes late.

(dd) “Tenant Parties”: Collectively, Tenant and its employees, agents, customers, visitors, invitees, contractors, permitted assignees, permitted licensees and permitted subtenants.

(ee) “Tenant’s Proportionate Share”:

(i) As to Operating Expenses (as defined below): 6.91%

(ii) As to Taxes (as defined below): 100%

(ff) “Tenant’s Work”: This term is defined in the Work Letter.

(gg) “Work Letter”: The Work Letter Agreement attached as Exhibit “B” which sets forth the construction obligations of Landlord and Tenant relative to the Building and the Premises and other rights and obligations.

3. Term; Renewal

(a) The Lease Term will commence on the Commencement Date, and will expire on the Expiration Date. All terms, provisions, restrictions, rights, covenants and obligations set forth in this Lease shall be in full force and effect upon the Commencement Date except and other than payment of Base Rent.

(b) Tenant shall have the right, exercisable by delivering written notice to Landlord at any time prior to the date that is twelve (12) months prior to the scheduled Expiration Date, to renew the Lease for an additional period of five (5) years, on the same terms and conditions of this Lease, except that Rent shall be adjusted to the Fair Market Rental Rate (as defined and determined below) during the Renewal Term.

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(c) “Fair Market Rental Rate” shall be determined by Landlord and Landlord shall deliver to Tenant written notice of Landlord’s good faith determination of the per square foot rental rate a typical tenant in such market under no compulsion to renew or renegotiate its Lease would, at that time, pay for leasing the Premises or comparable space. Landlord shall communicate its determination of the Base Rent to Tenant within thirty (30) days after Tenant exercises the Renewal Option. Tenant shall have fifteen (15) days from receipt of Landlord’s written notice of Landlord’s determination of the Base Rent to accept or object to such determination. In the event that Tenant objects to Landlord’s determination of the Fair Market Rental Rate, then within fifteen (15) days after Tenant’s receipt of Landlord’s determination of Fair Market Rental Rate, each party at its sole cost and expense, by giving notice to the other party, shall appoint an independent real estate appraiser or broker with at least ten (10) years’ of commercial real estate experience in the Downtown Miami, Florida real estate sub-market, to appraise and set the Fair Market Rental Rate for the Renewal Term based on all relevant criteria. If a party does not appoint an appraiser or broker within fifteen (15) days after the other party has given notice of the name of its appraiser, the single appraiser or broker appointed shall be the sole appraiser or broker and shall set the Fair Market Rental Rate for the Renewal Term. If the two (2) appraisers or brokers are appointed by the parties as stated in this Section, they shall meet promptly and attempt to appraise and set the Fair Market Rental Rate. Each of Landlord and Tenant shall pay for each party’s respective appraiser or broker as provided for in this Section, and promptly provide true, correct and complete copies of each party’s respective appraisal report to the other on a timely basis. If the two (2) appraisers or brokers are unable to agree within thirty (30) days after the second appraiser or broker has been appointed, the two (2) appraisers or brokers shall attempt to select a third appraiser or broker meeting the qualifications stated in this Section, within ten (10) days after the last day the two (2) appraisers or brokers are given to set the Fair Market Rental Rate. If the two (2) appraisers are unable to agree on a third appraiser or broker, either of the parties to the Lease, by giving ten (10) days’ notice to the other party, may apply to the presiding judge of the circuit court in and for Miami-Dade County, Florida for the selection of a third appraiser or broker who meets the qualifications stated in this Section. Each of the parties shall bear one-half of the cost of appointing the third appraiser or broker and of paying the third appraiser’s or broker’s fees. The third appraiser or broker, however selected, shall be a person who has not previously acted in any capacity for either of Landlord or Tenant. Within thirty (30) days after the selection of the third appraiser or broker, a majority of the appraisers or broker shall value and set the Fair Market Rental Rate. If a majority of the appraisers or brokers are unable to so set the Fair Market Rental Rate within the stipulated period of time, the three (3) valuations of the rent shall be added together and their totals divided by three (3). The resulting quotient shall be the Fair Market Rental Rate for the Renewal Term. If, however, the low valuation and/or the high valuation are more than ten percent (10%) lower or higher than the middle valuation, the low valuation and/or the high valuation shall be disregarded and the remaining two (2) appraisals shall be averaged, with the resulting quotient being the Fair Market Rental Rate for the Renewal Term. The determination of the Fair Market Rental Rate under this Section shall be binding on Landlord and Tenant and Tenant shall be required to lease the Premises for the subject Renewal Term at the Fair Market Rental Rate as so determined. Each appraiser or broker shall take into account the terms of the Lease as above provided in this Rider and all other relevant matters for a renewal term of lease.

4. Delivery of the Premises. Landlord represents that, as of the Commencement Date, Landlord has delivered exclusive possession of the Premises to Tenant in broom clean condition; (b) all vertical transport, mechanical, electrical, plumbing, and life-safety base building systems serving the Premises shall be in good working order and condition; (c) access to the Premises is available to Tenant through the Building sidewalks, lobbies, elevators and loading dock, and (d) a temporary certificate of occupancy permitting the use of the Premises for general office uses has been duly issued by the City of Miami without material conditions.

5. Use of Premises and Common Area.

(a) Use of Premises. Tenant may use the Premises solely for the Permitted Use and shall not use the Premises for any other use. Any change in the Permitted Use will require Landlord’s prior written consent, which consent Landlord shall be at Landlord’s sole discretion.

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(b) Compliance With Laws. Following the Delivery Date, Tenant, at Tenant’s sole cost and expense, shall comply with all Laws applicable to Tenant’s Work (and all other alterations made by or on behalf of Tenant) within the Premises by Tenant and to Tenant’s use of the Premises including, without limitation, the obligation at Tenant’s sole cost to alter, maintain, and restore the Premises whether or not compliance entails costs to Tenant of a substantial nature, and/or compliance requires structural alterations. Tenant’s obligation to comply with all applicable Laws shall include, without limitation, compliance with Title III of the Americans With Disabilities Act of 1990 (42 U.S.C. 12181 et seq.) (the “ADA”).

If Tenant’s specific use of the Premises results in the need for modifications or alterations to any portion of the Common Area or the Building in order to comply with the ADA or any other Law (whether now existing or hereinafter enacted) affecting the Building, and if such modifications or alterations are not required of the Common Area or the Building generally and irrespective of Tenant’s special use, then Tenant shall additionally be responsible for the cost of such modifications and alterations, and Tenant shall, within thirty (30) days after demand by Landlord, along with copies of plans, specifications and a construction contract for such work, deposit with an independent escrow agent the total cost of such modifications or alterations, subject to an escrow agreement reasonably acceptable to both parties; provided, however, that all Alterations (as defined herein), even where required by Law, are subject to the terms of this Lease.

In the event that the Final Working Drawings (as defined in the Work Letter) necessitate modifications or alterations to any portion of the Common Area or the Building in order to comply with the ADA or any other Law (whether now existing or hereinafter enacted), and if such modifications or alterations are not required of the Common Area or the Building generally and irrespective of Tenant’s special use and/or design, then Tenant shall additionally be responsible for the cost of such modifications and alterations and shall, within thirty (30) days after demand by Landlord, deposit with an independent escrow agent the total cost of such modifications and alterations, subject to an escrow agreement reasonably acceptable to both parties.

(c) Compliance with Rules and Regulations and Declaration. Tenant shall also comply with the Rules and Regulations and any and provisions of the Declaration specifically governing the use of the Premises (if any) and Common Area and leased spaces generally.

(d) Use of Common Area. Tenant’s use of the Common Area shall at all times comply with the provisions of all reasonable rules and regulations regarding such use as Landlord may from time to time adopt; provided, that such rules and regulations shall not unreasonably interfere with Tenant’s beneficial use and occupancy of the Premises, or materially increase the obligations of Tenant hereunder or otherwise materially detract from or limit or restrict any rights of Tenant hereunder. Tenant’s use of the Common Area shall also be subject to, and shall comply with, all of the terms and conditions of the Declaration applicable to same. In no event will the rights granted to Tenant under this Lease to use the Common Area include the right to store any property in the Common Area, whether temporarily or permanently. Any property stored in the Common Area, if not promptly removed by Tenant after five (5) days’ written notice from Landlord, may be removed by Landlord and disposed of, and the reasonable actual out-of-pocket cost of such removal and disposal will be payable by Tenant to Landlord within fifteen (15) days of written demand. Additionally, in no event may Tenant use any portion of the Common Area for loading, unloading or parking, or for any other purpose other than ingress and egress except in those areas specifically designated by Landlord for such purposes or as provided herein. ,

(e) General Covenants and Limitations on Use.

(i) Tenant may not do, bring or keep anything in or about the Premises that will cause a cancellation of any insurance covering the Premises or the Building. If the rate of any insurance carried by Landlord is increased as a result of Tenant’s specific use of the Premises (as opposed to occupancy generally), Tenant shall pay to Landlord the amount of such increase within thirty (30) days after Landlord delivers to Tenant a notice of such increase together with proof that Tenant’s use resulted in the increase.

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(ii) Tenant covenants and agrees that no noxious or offensive activity may be carried on, in or upon the Premises nor shall anything be done or kept in the Premises which may be or become a public nuisance or which may cause embarrassment, disturbance or annoyance to others in the Building, or on adjacent or nearby property. To that end, Tenant additionally covenants and agrees that no light will be emitted from the Premises which is unreasonably bright or causes unreasonable glare, including searchlights; no sounds will be emitted from the Premises which are loud or annoying; and no odor will be emitted from the Premises which is or might be noxious or offensive to others in the Building, or on adjacent or near-by property. Further, Tenant may not keep or permit to be kept any animal, bird, reptile or other exotic creature on the Premises.

(iii) Tenant covenants and agrees that no unsightliness will be permitted upon the Premises. Without limiting the generality of the foregoing, all unsightly equipment, objects and conditions must be kept enclosed within the Premises and screened from view; no refuse, scraps, debris, garbage, trash, hazardous or toxic substances, bulk materials or waste may be kept, stored or allowed to accumulate except as may be properly enclosed within the Premises and which meets the other requirements of this Lease; and all pipes, wires, poles, antennas and other facilities for utilities or the transmission or reception of audio or visual signals must be kept and maintained enclosed within the Premises.

(iv) Tenant will be solely responsible for the timely removal of all refuse, scraps, debris, garbage, trash, hazardous or toxic substances, bulk materials or waste from the Premises and the deposit thereof in the trash containers or dumpsters to be maintained by Tenant on the Premises unless Landlord decides to provide trash removal services to Tenant, in which case Tenant shall use such service and pay Landlord for all costs associated therewith, which shall be paid within fifteen (15) days after written demand by Landlord.

(v) Neither Tenant nor any Tenant Party may do anything that will cause damage or waste to the Building. Neither the floor nor any other portion of the Premises may be overloaded and Tenant shall not make any penetrations of any floor, ceiling or wall to the Premises except in accordance with plans approved by Landlord in writing in advance of such activity or except for minor wall penetrations within the Premises made solely for the purposes of hanging art and attaching moveable fixtures. No machinery, apparatus, or other appliance may be used or operated in or on the Premises that will in any manner injure, vibrate, or shake all or any part of the Building.

6. Rent.

(a) Base Rent. Commencing on the Rent Commencement Date, Tenant shall pay to Landlord without deduction, setoff, abatement, prior notice or demand (except as expressly set forth herein), the Base Rent described in Section 6(b) of this Lease, plus applicable Florida sales tax. Base Rent shall be payable in advance in equal monthly installments commencing on the Rent Commencement Date and continuing monthly thereafter on the first day of each calendar month throughout the Lease Term. If the Rent Commencement Date is other than the first day of a calendar month, then the Base Rent payable by Tenant for the month in which the Rent Commencement Date occurs will be prorated on the basis of the actual number of days during the Lease Term occurring during the relevant month and on the basis of a three hundred sixty five (365)-day year. All Base Rent must be paid to Landlord at the same address as notices are to be delivered to Landlord pursuant to Section 2 of this Lease or such other address as Landlord may designate from time to time in writing to Tenant.

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(b) Base Rent Amounts. The “Base Rent” payable by Tenant is the amount set forth in Schedule 6(b) attached hereto with respect to the indicated Lease Years and Tenant shall also be responsible for paying sales tax on all such amounts set forth therein. Notwithstanding anything to the contrary contained in Schedule 6(b), so long as no Event of Default occurs and is continuing, Tenant shall be entitled to an abatement of Base Rent during the Abated Base Rent Period. Commencing on the first day of the fifth (5th) full month after the Rent Commencement Date, Tenant shall commence the payment of Base Rent to Landlord as required by this Lease (the foregoing concession being the “Base Rent Abatement”). Tenant agrees and acknowledges that the Base Rent Abatement is a concession to Tenant to induce Tenant to enter into this Lease with Landlord, and, should an Event of Default occur where Landlord commences an action for damages against Tenant and terminates the Lease (in addition to any other rights or remedies which Landlord is entitled to pursue against Tenant, whether pursuant to Florida law or under this Lease) Landlord shall be entitled, as part of such claim for damages upon termination, to include the amount of Base Rent Abatement. Notwithstanding the foregoing, in the event that Substantial Completion of Tenant’s Work has not been achieved within one hundred eighty (180) days following the Delivery Date, then Tenant may extend the Rent Commencement Date for four (4) one (1) month periods (each a “Rent Commencement Extension” and collectively, the “Rent Commencement Extensions”) provided that: (i) Tenant sends Landlord written notice exercising each such Rent Commencement Extension at least five (5) days prior to the expiration of the then current Rent Commencement Date; and (ii) for each Rent Commencement Extension exercised by Tenant, Tenant’s Base Rent for the first (1st) Lease Year (as set forth in Schedule 6(b) attached hereto) will increase by $1.00 per square foot, and thereafter, shall increase annually by three percent (3%). By way of example, in the event that Tenant exercises all four (4) Rent Commencement Extensions, Tenant’s Base Rent Per Rentable Foot Per Annum for the first (1st) Lease Year will be $84.00 per square foot, the Annual Base Rent will be $2,702,448.00 and the Monthly Base Rent will be $225,204.00, with the Base Rent thereafter continuing to increase annually by three percent (3%). If Tenant extends the Rent Commencement Date as provided for in this Section 6(b), the parties hereby agree to amend Schedule 6(b) attached hereto to reflect Tenant’s Base Rent as adjusted in accordance with this Section. In no event shall the Rent Commencement Date be extended beyond four (4) months.

(c) Taxes on Rent. Tenant shall pay monthly to Landlord any sales, use or other tax (excluding state and federal income tax) now or hereafter imposed by the United States of America, the State of Florida or any political subdivision of them, on any form of Rent due under this Lease, or in substitution for any Rent, notwithstanding the fact that the Law imposing the tax may endeavor to impose such tax on Landlord.

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7. Operating Expenses.

(a) General. For the purpose of this Section 7, “Operating Expenses” shall mean the aggregate of those costs and expenses (and taxes thereon, if any) paid or incurred by Landlord or on behalf of Landlord with respect to the operation, cleaning, repair, safety, replacement, management, security and maintenance of the Common Areas, Building, sidewalks, curbs, plazas, and parking areas and other areas adjacent to the Building, and with respect to the services provided to tenants of the Building (inclusive of all base building mechanical, electrical, sanitary, heating, air conditioning, ventilating, elevator, plumbing, life-safety, emergency power and other service systems for the Building), including, without limitation: (i) salaries, wages and bonuses paid to, and the cost of any medical or welfare benefits (including group life insurance), any pension, retirement or life insurance plans and other benefits or similar expenses relating to personnel, engaged in the operation, cleaning, repair, safety, replacement, management, security or maintenance of the Building or in providing services to tenants; (ii) social security, unemployment and other payroll taxes, the cost of providing disability and worker’s compensation coverage imposed by any Laws or otherwise with respect to said employees; (iii) the cost of gas, oil, steam, water, sewer, HVAC and other utilities furnished to the Building, carbon tax and utility taxes; (iv) the expenses incurred for casualty, rent, liability, fidelity, plate glass and any other insurance, with coverage and amounts as determined by Landlord; (v) the cost of repairs, maintenance and painting, including the cost of acquiring or renting all supplies, tools, materials and equipment used in operating or repairing the Building, and the costs of conforming to Landlord’s sustainability program for the Building; (vi) expenditures for capital improvements that actually reduce Operating Expenses or are required by applicable law that under generally applied real estate practices are expensed or regarded as deferred expenses and capital expenditures, whether by purchase or lease; (vii) the cost or rental of all supplies, tools, materials and equipment; (viii) the cost of uniforms, work clothes and dry cleaning for Building personnel; (ix) the cost of window cleaning, janitorial, concierge, guard, watchman or other security personnel, service or system, if any, dumpster, and trash removal; (x) management fees; (xi) charges of independent contractors performing work included within this definition of Operating Expenses; (xii) telephone and stationery costs solely related to the operation of the Building; (xiii) legal, accounting and other professional fees and disbursements incurred in connection with the operation and management of the Building; (xiv) assessments under the Declaration (without duplication of any other items of Operating Expenses); (xv) real estate association assessments, fees and dues, including but not limited to special assessments and assessments to compensate an association for payment of insurance costs and taxes on Common Areas; (xvi) the cost of decorations; (xvii) depreciation of hand tools and other movable equipment used in the operation, cleaning, repair, safety, management, security or maintenance of the Building; (xviii) exterior and interior landscaping; (xix) electrical costs incurred in the operation of the Building; (xx) all required or otherwise reasonable costs of maintaining, managing, reporting, commissioning, and recommissioning the Building or any part thereof that was designed and/or built to be sustainable; (xxi) all costs of Landlord’s sorting and recycling program, if applicable; (xxii) all costs in excess of revenues relating to valet service, parking and of operating and maintaining the Parking Facility (defined herein), including but not limited fees paid to a Parking Facility operator; (xxiii) costs of asphalt overlay and repaving and other maintenance items that are reasonably necessary for continued operation of the Building; (xxiv) management office rent, Operating Expenses and other overhead; (xxv) pest and termite control services, and (xxvi) promotional and advertisement costs and expenses. Without limitation, Landlord may include in Operating Expenses all costs relating to those areas at the Building devoted to corridors, elevator foyers, restrooms, mechanical rooms (containing machinery, equipment or controls for the air conditioning, security, telecommunications, elevators, and other Building systems), janitorial closets, electrical and telephone closets, vending areas, lobby areas (whether at ground level or otherwise), and other similar facilities provided for the common use or benefit of office tenants of the Building generally and/or the general public, parking areas and other common areas or space, improvements, facilities, utility systems, equipment, signs (as the same may be enlarged, reduced, replaced, increased, removed or otherwise altered by Landlord in a manner not inconsistent with this Lease) serving the Building, which may include, without limitation, any and all Common Areas (but shall not be deemed a representation as to their availability) .

(b) Exclusions from Operating Expenses. Notwithstanding anything to the contrary contained in this Lease, Operating Expenses shall exclude or have deducted from them, as the case may be, the items set forth in Schedule 7(b) attached hereto, and the following additional items:

(i) to the extent that Landlord is actually reimbursed by a third party, by insurance proceeds, or by another tenant as a payment apart from any Operating Expenses, then the amount of such reimbursement to which Landlord is entitled;

(ii) costs of selling or syndicating interests in the Building, and interest and costs on any indebtedness for financing or refinancing and other financing expenses, and bad debt loss, rent loss and any reserves thereof;

(iii) ground lease rental;

(iv) expenses in connection with services or other benefits which are not offered to Tenant;

(v) charitable or political contributions;

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(vi) expenses incurred for leasing or procuring other tenants, including promotional and advertising expenses, leasing commissions, rental concessions, costs of relocations and lease buy-outs, salaries of leasing personnel (appropriately allocated as to personnel performing multiple duties), the cost of tenant improvements and professional fees incurred in connection with leasing, lease assignments and subleasing;

(vii) costs, including attorneys’ fees related to claims against Landlord or other occupants or tenants;

(viii) income, inheritance, capital stock, franchise or estate taxes and the cost, including professional fees, of preparing statements thereof and returns therefor;

(ix) fines, costs, late charges, liquidated damages, tax penalties or related interest charges imposed on Landlord or Landlord’s management company; and

(x) costs incurred by Landlord for the repair of damage to the Building, to the extent that Landlord is reimbursed by insurance proceeds.

(c) Tenant’s Operating Payment. Tenant shall pay as Additional Rent for each Lease Year an amount (“Tenant’s Operating Payment”) equal to Tenant’s Proportionate Share of the amount by which Operating Expenses for such Lease Year are greater than Operating Expenses for the Base Year for Purposes of Operating Expenses. In addition, Tenant shall pay as Additional Rent for each Lease Year, an amount (“Tenant’s Tax Payment”) equal to Tenant’s Proportionate Share of the amount by which the Taxes for such Lease Year are greater than the Taxes for the Base Year for Purposes of Tax Expenses. The term “Tenant’s Proportionate Share” as used in this Lease shall mean, as of the Effective Date hereof, the percentage(s) set forth in Section 2(e)(e) above. Tenant expressly acknowledges and agrees that: (i) as of the Effective Date, Tenant’s Proportionate Share shall be bifurcated as set forth in Section 2(e)(e) above; and (ii) Tenant’s Proportionate Share shall be subject to change from time to time pursuant to the terms and conditions of this Lease. Tenant’s Proportionate Share of Operating Expenses and Taxes for any calendar year shall be appropriately prorated for any partial year occurring during the Lease Term.

(d) Tenant’s Total Rent Adjustments. Landlord shall furnish to Tenant, a computation (“Landlord’s Interim Statement”) setting forth Landlord’s estimate of Tenant’s Operating Payment for such upcoming Lease Year (“Tenant’s Projected Operating Share”) and Tenant’s responsibility for Taxes for such Lease Year (“Tenant’s Projected Tax Share” which, together with Tenant’s Projected Operating Share, will be referred to herein as “Tenant’s Total Rent Adjustments”), together with a statement of Operating Expenses and Taxes for the Base Year (for Purposes of Tax Expenses and for Purposes of Operating Expenses, as applicable). Tenant shall pay to Landlord on the first day of each month during such Lease Year, as Additional Rent, an amount equal to one-twelfth of Tenant’s Total Rent Adjustments for such Lease Year. If, however, Landlord furnishes any such Landlord’s Interim Statement for a Lease Year subsequent to the commencement of such Lease Year, then (1) until the first day of the month following the month in which such Landlord’s Interim Statement is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 7(d) in respect of the last month of the preceding Lease Year; (2) after such Landlord’s Interim Statement is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Projected Operating Share and Tenant’s Projected Tax Share previously made for such Lease Year were greater or less than the installments to be made for such Lease Year in accordance with such estimate, and (i) if there is a deficiency, Tenant shall pay the amount thereof within thirty (30) days after demand therefor, or (ii) if there was an overpayment, Landlord shall credit the amount thereof against subsequent payments of Rent or, if at the end of the Term there shall not be any further installments of Rent remaining against which Landlord can credit any such overpayment due Tenant, Landlord shall deliver to Tenant Landlord’s check in the amount of the refund due Tenant within thirty (30) days after Tenant shall first be entitled to a credit for the overpayment of Operating Expenses; and (3) on the first day of the month following the month in which such Landlord’s Interim Statement is furnished to Tenant, and monthly thereafter throughout the remainder of such Lease Year, Tenant shall pay to Landlord an amount equal to one-twelfth of Tenant’s Total Rent Adjustments shown in such Landlord’s Interim Statement. Landlord may furnish to Tenant a revised Landlord’s Interim Statement with a new estimate of Tenant’s Total Rent Adjustments for such Lease Year and, in such case, Tenant’s Total Rent Adjustments for such Lease Year shall be adjusted and paid or credited, as the case may be, substantially in the same manner as provided in the preceding sentence.

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(e) Gross-Up of Operating Expenses. If during all or part of any calendar year of the Term, Landlord shall not furnish any particular item(s) of work or service (which would otherwise constitute an Operating Expense) to any leasable portions of the Building for any reason, then, for purposes of computing Operating Expenses for such period, the amount included in Operating Expenses for such period shall be increased by an amount equal to the costs and expenses that would have been reasonably incurred by Landlord during such period if Landlord had furnished such item(s) of work or service to such portion of the Building. In determining the amount of Operating Expenses for any calendar year, if less than ninety-five percent (95%) of the Building rentable area is occupied by tenants at any time during any such calendar year, Operating Expenses shall be determined for any such calendar year to be an amount equal to the like expenses which would normally be expected to be incurred had such occupancy been ninety-five percent (95%) throughout any such calendar year (but without any adjustment with respect to the management fee).

(f) Landlord’s Statement. After the end of each Lease Year including the Base Year for Operating Expenses, Landlord shall furnish to Tenant a Landlord’s Statement (a “Landlord Statement”) for such Lease Year. Each such year-end Landlord’s Statement shall be accompanied by a computation of Operating Expenses for the Building prepared by Landlord, Landlord’s manager, or by an accountant designated by Landlord from which Landlord shall make the computation of Additional Rent due in respect of Operating Expenses hereunder. The computation of Operating Expenses may be prepared in reliance on Landlord’s good faith estimates and allocations whenever said estimates and allocations are necessary, provided such estimates and allocations (i) are consistently made for the Base Year and each subsequent Lease Year, (ii) are uniformly and consistently made with respect to all office tenants of the Building, and (iii) are consistent with the procedures applicable to allocations of Operating Expenses and/or Shared Components set forth in the Condominium Documents If the Landlord’s Statement shows that the sums paid by Tenant exceeded amounts required to be paid by Tenant for such Lease Year, Landlord shall credit the amount of such excess against subsequent payments of Rent or, if at the end of the Term there shall not be any further installments of Rent remaining against which Landlord can credit any such overpayments due Tenant, Landlord shall deliver to Tenant a check in the amount of the refund due Tenant within thirty (30) days after Tenant shall first be entitled to a credit for the overpayment; and if the Landlord’s Statement for such Lease Year shows that the sums so paid by Tenant were less than Tenant’s responsibility for such Lease Year, Tenant shall pay the amount of such deficiency within thirty (30) days after demand therefor.

(g) Adjustment of Operating Expenses. If Landlord identifies particular components of Operating Expenses that are attributable solely to the office portions of the Building, to the exclusion of retail, then Landlord may adjust Tenant’s Proportionate Share as to such Operating Expenses based on the proportion that the rentable square footage of the Premises bears to the total rentable office area of the Building, or such other reasonable measure of proportionate share as may be adopted by Landlord in good faith, and Tenant’s liability for payment of Additional Rent under this Section 7 will be adjusted accordingly. In the event Landlord makes an adjustment under this subsection, Landlord will provide to Tenant an accounting of the basis for the adjustment of Tenant’s Proportionate Share, and identify to Tenant the particular Operating Expenses upon which such adjustment was applied.

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(h) Payment of Operating Expenses. Payments shall be made pursuant to this Section 7 notwithstanding the fact that a Landlord’s Statement is furnished to Tenant after the expiration (or earlier termination) of the Term of this Lease. The rights and obligations of Landlord and Tenant under the provisions of this Section 7 with respect to any Additional Rent shall survive the expiration or other termination of this Lease, and any remaining Security Deposit may be applied, as far as it goes, against a deficiency in Tenant’s payment of Operating Expenses incurred during the Lease Term, with Tenant remaining liable for payment of the remainder. Landlord’s failure to render any Landlord’s Statement with respect to any Lease Year shall not prejudice Landlord’s right thereafter to render a Landlord’s Statement with respect thereto or with respect to any subsequent Lease Year, as the case may be, nor shall the rendering of a Landlord’s Statement prejudice Landlord’s right thereafter to render a corrected Landlord’s Statement to such Lease Year; provided, however, that Landlord shall have no right to render any statement of Operating Expenses beyond two (2) years after the applicable Lease Year. Nothing herein contained shall restrict Landlord from issuing a Landlord’s Statement at any time there is an increase in Taxes.

(i) Tax Contest. Only Landlord shall be eligible to institute tax reduction or other proceedings to reduce Taxes. Tenant’s share of any such refund shall be limited to the amount of Tenant’s Proportionate Share of Taxes which Tenant had theretofore paid to Landlord attributable to increases in Taxes for the Lease Year to which the refund is applicable. Tenant’s obligation for payment of escalations in Taxes shall continue as provided in this Section 7 regardless of the fact that Tenant may be exempt, in whole or in part, from the payment of any taxes by reason of Tenant’s diplomatic or other tax exempt status or for any other reason whatsoever. The provisions of this Section shall survive termination of the Lease.

(j) Audit Rights. Tenant shall have the right, for a period of one (1) year following its receipt of a Landlord Statement and final reconciliation thereof, to audit Landlord’s books and records relating to any Additional Rent charges set forth on the applicable Landlord Statement, by a certified public accounting firm, at Tenant’s sole cost, in accordance with the terms of this Section, upon reasonable advance written notice to Landlord. Subject to the right of Landlord to verify the results of Tenant’s audit, and the final agreement of Landlord and Tenant to same, (i) if such audit reveals an overcharge to, and overpayment by, Tenant, then Landlord shall credit the overpayment toward Rent next coming due under this Lease, or (ii) if such audit reveals an undercharge to, and underpayment by, Tenant, then Tenant shall pay Landlord the undercharge to Landlord within thirty (30) days after receipt by Tenant of the audit. The cost of the audit shall be paid by Tenant unless such audit reveals an overcharge and overpayment greater than five percent (5%), in which case the reasonable audit expenses shall be paid by Landlord within thirty (30) days of receipt of copies of invoice therefor together with reasonable backup documentation.

8. Security.

(a) General. Prior to, and as an express condition precedent to the Effective Date of this Lease, Tenant has delivered to Landlord a letter of credit, in the form substantially similar to Exhibit C in the amount equal to $2,741,054.00 (herein, the “Security Deposit”). Provided that no Event of Default has occurred under the Lease at any time, the Letter of Credit shall be reduced as follows: (i) commencing on the first day of the third Lease Year, the Letter of Credit shall be an amount equal to $2,000,00.00; (ii) commencing on the first day of the fifth Lease Year, the Letter of Credit shall be an amount equal to $1,500,000.00; and (iii) commencing on the first day of the seventh Lease Year, the Letter of Credit shall be an amount equal to $1,000,000.00. Tenant shall maintain the Security Deposit in full force and effect throughout the Term, including any renewals and/or extensions thereof, and until the date that is one (1) month after the Expiration Date, Unless the Letter of Credit automatically renews, Tenant shall deliver to Landlord an amendment or a replacement of the Letter of Credit prior to its expiration. In the event of an Event of Default, Landlord may draw upon the Letter of Credit for the payment of delinquent Rent, or to reimburse Landlord for any other loss or damage that Landlord actually incurs as a result of Tenant’s Event of Default.

(b) Intentionally Deleted.

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(c) Misapplication of Security Deposit. Notwithstanding any provision of this Lease to the contrary, if, in the event of any intentional misapplication of the Security Deposit, (e.g. Landlord fails to assign the Security Deposit to a buyer of the Building and assignment of the Lease to buyer; or, in any foreclosure by a mortgagee or other lender having a security interest in the Building, Landlord does not assign the Security Deposit to the successor landlord; or, Landlord files bankruptcy and the Security Deposit is applied in any manner other than for its intended purposes), then Tenant shall have the right, exercisable only after delivering at least thirty (30) days advance written notice to Landlord, to offset the amount improperly applied against Base Rent due and owing.

9. Utilities and Services. Except for such utilities that Tenant is required to contract for directly as set forth below, Landlord shall furnish to the Premises Building standard electricity, water, heating, ventilating, air-conditioning, sewer, empty conduits for telecom, and passenger elevator service to the Premises as expressly set forth in the Work Letter 24 hours per day, 7 days per week, subject to casualty, condemnation, force majeure, and temporary closures for maintenance and/or repairs. Tenant shall make all arrangements for and pay the cost, directly to the applicable utility or service provider, of all utilities and services (including, without limitation, their connection charges and taxes thereon) furnished to the Premises or used by Tenant, including, without limitation, electricity, water, heating, ventilating, air-conditioning, sewer, gas, telephone, communication services, and trash collection and removal, janitorial, cleaning, and interior window washing, unless otherwise specifically provided for herein. As of the Delivery Date, a direct meter will be installed for electricity to the Premises and a sub-meter installed for the water and sewer to the Premises. Notwithstanding anything to the contrary, Landlord, at Landlord’s election, may require Tenant to utilize a phone and/or internet provider designated by Landlord. Landlord will not be liable for failure to furnish any utilities or services to the Premises when such failure results from causes beyond Landlord’s reasonable control. If Landlord constructs new or additional utility facilities, including, without limitation, wiring, plumbing, conduits, and/or mains, resulting from Tenant’s changed or increased utility requirements, Tenant shall, within ten (10) days after demand by Landlord, pay to Landlord the total cost of such items. The discontinuance of any utilities or services shall neither be deemed an actual or constructive eviction, nor release Tenant from its obligations under this Lease including, without limitation, Tenant’s obligation to pay Base Rent. Landlord will not be liable for damages to persons or property for any such reduction, nor will any such reduction in any way be construed as a partial eviction of Tenant, cause an abatement of Base Rent, or operate to release Tenant from any of Tenant’s obligations under this Lease.

10. Maintenance.

(a) Tenant’s Duties. Tenant shall at its sole cost and expense (i) repair, replace, repaint, and maintain all in first class condition, all portions of the Premises (except to the extent same is expressly and specifically required of Landlord under this Lease), (ii) arrange for the daily removal of trash from the Premises, (iii) furnish first class janitorial services within the Premises, (iv) maintain and repair any plate-glass windows within the Premises and all interior and exterior doors of the Premises, (v) maintain, repair, and replace the heating, air-conditioning, and ventilation system located within the Premises (that is, from their points of entry into the Premises) and any portion of same located outside the Premises and exclusively serving the Premises (provided that Landlord provides Tenant access to same), with Tenant’s obligation with respect to HVAC to include maintaining a service agreement relative to such systems reasonably satisfactory to Landlord (a copy of which Tenant shall furnish to Landlord prior to Tenant opening for business to the public), and (vi) maintain and repair all plumbing lines and fixtures, all telephone lines and wiring, all wiring, fixtures, lamps, and tubes serving the Premises, and all other utility lines, pipes, conduits, circuits, and other elements providing utilities (provided that Tenant’s responsibility shall only extend to the portion of such items within the Premises). Tenant is additionally liable for any damage to the Building resulting from the acts or omissions of Tenant or any Tenant Party. If Tenant fails to maintain, repair, replace, or repaint any portion of the Premises, as provided above, and fails to cure same within the applicable cure period set forth in this Lease, or if Tenant or any Tenant Party damages any portion of the Building, then Landlord may, at its election, maintain, repair, replace, or repaint any such portion of the Premises or the Building and Tenant shall reimburse Landlord, within thirty (30) days after demand by Landlord, for Landlord’s actual cost thereof.

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(b) Landlord’s Duties.

(i) Generally. Landlord shall only be obligated to maintain replace, repair and repaint the Common Area and the structural components of the Building, which Tenant acknowledges consist of only the foundations, railings, load bearing walls, storefronts, structural floors and columns, building systems (such as mechanical, electrical, telephone systems, lines and closets, plumbing and utility lines but not any portion of same exclusively serving the Premises), exterior walls (including exterior window frames, exterior window panes and exterior sashes, but excluding interior glass and doors of the Premises and of any other premises within the Building being leased to other tenants or occupied by other parties which may include, without limitation, glass and doors exterior to the Premises but nevertheless located within the interior of the Building, which shall be the sole responsibility of such tenant(s)), elevators and escalators, and the roof (collectively referred to herein as, the “Structural Components”) regardless of whether such Structural Components are located within or outside of the Premises, in each case, throughout the Term, and in such manner as is consistent with the maintenance, operation and repair standards of first class office buildings in the Miami, Florida central business district. Landlord’s failure to perform its obligations set forth in the preceding sentence will not release Tenant of its obligations under this Lease, including, without limitation, Tenant’s obligation to pay Base Rent, subject to the other applicable provisions of this Lease. Landlord has no responsibility for providing any repairs to, or maintenance of, the Premises other than as expressly provided in this Lease. Landlord’s obligations and liability under this Section 10(b)(i) are subject to the terms and limitations of Section 10(b)(ii) of this Lease. Tenant waives the provisions of any statute currently or hereinafter in effect with respect to Landlord’s obligations for tenantability of the Premises and Tenant’s right to make repairs and deduct the expense of such repairs from Base Rent. In the event that any repairs of Structural Components required to be performed by Landlord hereunder result from the negligent or intentionally wrongful acts or omissions of Tenant or any Tenant Party, Landlord may perform such repairs at Tenant’s sole cost and expense.

(ii) Maintenance by Third Party Under Building Declarations. Notwithstanding anything to the contrary contained in Section 10(b)(i) above, Tenant acknowledges that pursuant to the Declaration, the maintenance, repair and replacement obligations of Landlord hereunder that pertain to the Common Area and the Structural Components and portions of the Building may be the responsibility of one or more third parties under the Declaration including, without limitation, the Condominium Association or the owner of another component of the Building (such third party, the “Maintaining Party”). Accordingly, Landlord’s obligation with respect to the maintenance, repair and replacement of those portions of any Common Area or Structural Components that pursuant to the Declaration are to be maintained by a Maintaining Party, shall be to cause such Maintaining Party to perform such obligations with respect thereto under the Declaration. As to any portion of the Common Area or Structural Components, the maintenance, repair and replacement of which under the Declaration is not the responsibility of a Maintaining Party, Landlord shall remain obligated to maintain and repair same pursuant to Section 10(b)(i) of this Lease.

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11. Parking.

(a) General. During the Lease Term, Tenant shall be entitled to a maximum of sixty-four (64) parking spaces on a non-exclusive, first come, first served basis (the “Tenant’s Parking Spaces”) in the Building parking facility (the “Parking Facility”) for use by Tenant’s principals and/or employees. Notwithstanding anything to the contrary, six (6) of the foregoing Tenant’s Parking Spaces shall be reserved for the exclusive use of Tenant and shall be in locations designated by Landlord, with Building standard signage to be installed by Landlord (the “Reserved Parking Spaces”). Notwithstanding anything to the contrary, except for the Reserved Parking Spaces, Landlord, at Landlord’s option, shall have the right to: (i) change the location(s) of the Tenant’s Parking Spaces within the Parking Facility upon reasonable advance notice to Tenant; and/or (ii) designate certain spaces and/or locations for the Tenant’s Parking Spaces within the Parking Facility upon reasonable advance notice to Tenant (which spaces and/or location shall be subject to change from time-to-time). Landlord acknowledges and agrees that Tenant’s Parking Spaces are not specific to individual employees and one (1) or more of the Tenant’s Parking Spaces may be utilized by multiple employees of Tenant. Tenant shall have the right, from time to time, upon at least thirty (30) days’ advance written notice to Landlord, to adjust the number of Tenant’s Parking Spaces required by Tenant, provided that Tenant shall not exceed the maximum number set forth above. Notwithstanding anything to the contrary, in the event Tenant elects to utilize fewer than sixty-four (64) Tenant’s Parking Spaces as of the Delivery Date, then Tenant’s election to utilize additional Tenant’s Parking Spaces at any subsequent date during the Lease Term shall be subject to availability at such time, and Landlord expressly disclaims any guaranty or warranty of the availability of the full allotment (to wit: 64) of Tenant’s Parking Spaces. Landlord agrees to use commercially reasonable efforts to keep Tenant apprised of any additional parking spaces that may become available during the Term subsequent to Tenant’s election to utilize fewer than the full number of the Tenant’s Parking Spaces. Commencing on the Delivery Date, Tenant shall pay to Landlord as Additional Rent hereunder the sum of $150.00 per month for each of Tenant’s Parking Spaces required by Tenant from time to time, plus sales tax and city surcharge, provided, however, that such monthly charge shall be subject market increases during the Lease Term as determined by Landlord from time to time. Tenant acknowledges and agrees that, other than the Tenant’s Parking Spaces, this Lease does not include any parking for Tenant or any Tenant’s Parties in the Building; provided, however, that to the extent the Building contains a public parking component, such parties shall have the right to park in same at rates determined by Landlord or the owner of the public parking component and to the extent spaces are available. The location of the Tenant’s Parking Spaces shall be designated by Landlord in Landlord’s sole discretion.

(b) Parking Rules. Tenant shall at all times abide by and shall cause all Tenant Parties to abide by any rules and regulations (the “Parking Rules”) for use of the Parking Facility that Landlord or Landlord’s garage operator reasonably establishes from time to time, and otherwise agrees to use the Parking Facility in a safe and lawful manner. Landlord reserves the right to adopt, modify and enforce the Parking Rules governing the use of the Parking Facility from time to time including any key-card, sticker or other identification or entrance system and hours of operation. Landlord may refuse to permit any person who violates such Parking Rules to park in the Parking Facility, and any violation of the Parking Rules shall subject the car to removal from the Parking Facility and/or monetary fines or booting.

(c) Landlord Parking Rights. Landlord reserves the right to assign specific spaces, and to reserve spaces for visitors, small cars, disabled persons or for other tenants or guests, and Tenant shall not park and shall not allow Tenant’s Parties to park in any such assigned or reserved spaces. Tenant may validate visitor parking by such method as Landlord may approve, at the validation rate from time to time generally applicable to visitor parking. Tenant acknowledges that the Parking Facility may be closed entirely or in part in order to make repairs or perform maintenance services, or to alter, modify, re-stripe or renovate the Parking Facility, or if required by or Force Majeure.

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(d) Landlord Liability. Tenant acknowledges that to the fullest extent permitted by law, Landlord shall have no liability for any damage to property or other items located in the Parking Facility (including without limitation, any loss or damage to Tenant’s employee’s automobiles or the contents thereof due to theft, vandalism or accident), nor for any personal injuries or death arising out of the use of the Parking Facility by Tenant or any Tenant’s Parties, whether or not such loss or damage results from Landlord’s active negligence or negligent omission. Without limiting the foregoing, if Landlord arranges for the Parking Facility to be operated by an independent contractor not affiliated with Landlord, Tenant acknowledges that Landlord shall have no liability for claims arising through acts or omissions of such independent contractor. Tenant and Tenant’s Parties each hereby voluntarily releases, discharges, waives and relinquishes any and all actions or causes of action for personal injury or property damage occurring to Tenant or any of Tenant’s Parties arising as a result of parking in the Parking Facility, or any activities incidental thereto, wherever or however the same may occur, and further agrees that Tenant will not prosecute any claim for personal injury or property damage against Landlord or any of its officers, agents, servants or employees for any said causes of action and in all events, Tenant agrees to look first to its insurance carrier and to require that Tenant’s Parties look first to their respective insurance carriers for payment of any losses sustained in connection with any use of the Parking Facility. Tenant hereby waives on behalf of its insurance carriers all rights of subrogation against Landlord or Landlord’s agents.

(e) Exclusive. In connection with any permitted assignment or sublease under this Lease, Tenant shall be entitled to assign or transfer Tenant’s parking rights under this Section to such transferee or subtenant in connection therewith; provided, however, in no event shall Tenant have the right to assign or sublet Tenant’s parking rights independent of any permitted assignment of sublease of this Lease.

(f) Additional Parking Fees. In the event any surcharge or regulatory fee is at any time imposed by any governmental authority with reference to parking, Tenant shall pay, per parking pass, such surcharge or regulatory fee to Landlord in advance on the first day of each calendar month concurrently with the monthly installment of Base Rent due under this Lease. Landlord will enforce any surcharge or fee in an equitable manner amongst the Building tenants.

(g) Parking Violations. If Tenant violates any of the terms and conditions of this Section in any respect and such violation continues for or is not cured within five (5) days following notice from Landlord, the operator of the Parking Facility shall, subject to applicable Law, have the right to remove from the Parking Facility any vehicles hereunder which shall have been involved or shall have been owned or driven by parties involved in causing such violation, without liability for any damages caused to such vehicle in connection with such removal, in addition to any other rights or remedies available to Landlord at law or equity. In addition to the foregoing remedies, Landlord shall have the right to levy fines for any violation by Tenant (or Tenant’s agents, employees or contractors) of any terms or condition of this Section. Such amounts shall be deemed Additional Rent and shall be due and payable by Tenant to Landlord within fifteen (15) days after Landlord’s demand therefor.

(h) Landlord’s Access to the Parking Facility. Except during the Minimum Hours of Business, Landlord has the nonexclusive right to utilize the entire Parking Facility, other than the Reserved Parking Spaces, during (i) the weekdays and (ii) the weekends for special events.

(i) Additional Parking. Tenant may contract for additional parking spaces in the Parking Facility on a month-to month basis based upon availability of additional parking spaces throughout the Lease Term; provided, however, Landlord is under no obligation to make available any additional parking spaces to Tenant even if additional parking spaces are available.

12. Tenant Signage.

(a) Electronic Directory. In the event that there is an electronic directory for the Building in the lobby of the Building (Landlord being under no obligation to install and/or maintain an electronic directory), Tenant shall have the right to have its company name appear in same and in the manner being used by Landlord to identify tenants and occupants of the Building. The location of Tenant’s company name on such directory shall be in Landlord’s sole discretion.

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(b) Elevator Lobby. Tenant shall have the right, at Tenant’s sole cost and expense, to place and maintain a digital sign containing Tenant’s company name at the elevator lobby of each floor of the Building that is fully occupied by Tenant. Tenant, at its sole cost and expense, shall maintain, repair and replace such signage as necessary and shall remove any such signage (and repair any damage caused by the removal of same) upon expiration or earlier termination of the Lease.

(c) Exterior Building Signage.

(i) Location, Plans and Construction. Provided an Event of Default does not exist, during the Lease Term, commencing as of the Rent Commencement Date, Tenant shall have the right (the “Exterior Façade Right”) to an exterior sign containing Tenant’s name to be located on the north and/or east facing exterior façade of the Building on the vertical surfaces of the parapet of the Building, to the extent permitted by applicable Laws, all as graphically depicted on Exhibit “D” (the “Exterior Façade Signage”), in accordance with the following:

1. Exclusive Rights. The Exterior Façade Right shall be applicable only to Tenant and any Permitted Transfer (subject to the terms of this Section) only during the Lease Term and shall not be transferrable to any assignee or subtenant under this Lease. Tenant acknowledges and agrees that Landlord is retaining the right to place (or to permit other parties to place) additional street level signs (including without limitation, garage and/or billboard signage) on the exterior facades of the Building. Notwithstanding anything to the contrary, subject to the express terms, conditions and limitations set forth below, in connection with any Transfer, including a Permitted Transfer, approved by Landlord pursuant to Section 29, below, where such transferee is seeking to modify the Exterior Façade Signage, Tenant may submit a written request to Landlord to modify the Exterior Façade Signage which modification, if approved by Landlord, shall be undertaken by Landlord but at Tenant’s sole cost and expense (the “Signage Modification Request”). Landlord shall approve or reject the Signage Modification Request within thirty (30) days after Landlord’s receipt of the Signage Modification Request. In the event Landlord fails to respond to the Signage Modification Request within the foregoing 30-day period, then the Signage Modification Request shall be deemed rejected. In considering the Signage Modification Request, Landlord, in Landlord’s sole discretion, shall have ultimate approval rights over whether the name and/or signage of such transferee is acceptable to Landlord in Landlord’s sole discretion. Landlord, among other factors taken into consideration for the benefit of Landlord, shall be entitled to withhold consent to any modification of the Exterior Façade Signage set forth in this Section in the event that Landlord believes that such modification of the Exterior Façade Signage: (i) is not consistent with other comparable buildings in the metropolitan Miami sub-market; (ii) would result in a decrease in the marketability or desirability of the Building for sale or lease; (iii) would adversely impact the character and/or reputation of the Building and/or any tenants or occupants located therein; (iv) is associated with a religious or political group or organization; or (v) would otherwise, in Landlord’s sole and absolute discretion, be inconsistent with Landlord’s intended aesthetic appearance of the Building.

2. Plans and Specifications. Tenant shall provide plans and specifications for the Exterior Façade Signage to Landlord, as part of the plans and specifications submitted under the Work Letter.

3. Permits. Tenant shall obtain any and all building permits, consents and approvals required for the Exterior Façade Signage. Landlord shall cooperate, at no cost or expense to Landlord, with Tenant’s reasonable requests in assisting Tenant in obtaining such building, zoning, land use and life safety permits and approvals as are required by the governmental authorities having jurisdiction over the Building for the Exterior Façade Signage.

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4. Installation. In the event that the Exterior Façade Right is duly exercised by Tenant pursuant to this Section, then, subject to all applicable Laws, Landlord shall be responsible for the installation of the Exterior Façade Signage, which installation shall be at Tenant’s sole cost and expense. Landlord shall bid the work to at least three (3) contractors selected by Landlord in Landlord’s sole discretion and Landlord shall award the Exterior Façade Signage job to the lowest qualified bidder. Landlord shall complete installation of the Exterior Façade Signage in a good and workmanlike manner and in compliance with laws, as soon as reasonably possible after the date of such approval, subject to delays occasioned by Force Majeure, governmental requirements, delays caused by Landlord’s completion of the Building construction, and delays caused by Tenant or any Tenant Party.

5. Payment of Costs. Tenant shall pay any and all invoices for such work submitted by Landlord to Tenant within fifteen (15) days of receipt of same.

6. Illumination. The Exterior Façade Signage shall be backlit or illuminated from dusk until dawn every day at Tenant’s sole cost and expense and any electricity required for the Exterior Façade Signage shall be separately metered and the payment for such electricity shall be directly billed to and paid for by Tenant as Additional Rent hereunder.

7. Insurance. Tenant shall cause all of its insurance policies required under this Lease to include within the scope of coverage all Exterior Façade Signage.

8. Indemnity. Except in connection with Landlord’s installation, Tenant shall indemnify and hold harmless Landlord from any and all loss, cost, damage, expense, claim charge or other liability (including attorneys’ fees and costs) arising out of or in any way connected with the presence of the Exterior Façade Signage at the Building.

9. Maintenance. Landlord shall be responsible for maintaining the Exterior Façade Signage in working shape, condition and repair, in compliance with all applicable building, zoning, land use and life safety laws applicable to the Building and the Exterior Façade Signage. The costs of such maintenance, repair and replacement (as applicable) shall be passed through by Landlord to Tenant as a component of Operating Expenses.

10. Failure to Repair. Notwithstanding anything to the contrary, in the event that Tenant fails to contract to fully repair any damaged or non-functioning signage within twenty (20) days after Landlord’s written request therefor, then Landlord shall have the right and option, but not the obligation, to repair such damaged or non-functioning signage, whereupon Tenant shall reimburse Landlord, upon demand, the actual costs to repair such signage (together with an administrative fee equal to five percent (5%) of such costs incurred by Landlord.

11. Removal. Upon termination of the Lease Term for any reason, Tenant, at Tenant’s sole cost and expense (and in compliance with all applicable zoning, building, land use and life safety laws applicable to the Building) shall promptly remove all Exterior Façade Signage and restore the façade of the Building to its original condition and remove and/or cap off any wiring, electrical meters or equipment and any other components of the Exterior Façade Signage.

(ii) Additional Conditions and Obligations. The Exterior Façade Right shall also be subject to the following additional conditions and obligations:

1. Tenant must at all times be leasing a minimum of 32,172 rentable square feet in the Building, and in the event Tenant does not satisfy such condition, Landlord shall have the right to require Tenant to remove the Exterior Façade Signage, which removal shall be done in accordance with the terms of Section 12(c)(i) of this Lease;

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2. Tenant must exercise the Exterior Façade Right, if applicable, no later than the date that is one (1) year from the Commencement Date and in the event Tenant fails to exercise such right prior to the expiration of such one (1) year period, the Exterior Façade Right shall be waived and shall be null and void; and

3. In consideration for the Exterior Façade Signage, in the event Tenant exercises the Exterior Façade Right and the Exterior Façade Signage is installed, Tenant shall pay to Landlord an annual fee for the Exterior Façade Signage equal to $5.00 per square foot, per signage panel, plus sales tax thereon as Additional Rent hereunder commencing as of the date of Tenant’s installation of such Exterior Façade Signage, and which annual fee shall increase each year during the Lease Term by three percent (3%). Any amounts incurred by Tenant under this Section shall be prorated for any partial Lease Year.

(d) Signage Generally. Any sign that Tenant is permitted by Landlord to place, construct, or maintain pursuant to Section 12(b) and (c) shall be subject to Landlord’s prior written approval, not to be unreasonably withheld delayed or conditioned and must also comply with (i) applicable provisions of the Declaration; and (ii) all applicable Laws, and Tenant must obtain any approval required by such Laws at Tenant’s sole expense. Landlord makes no representation with respect to Tenant’s ability to obtain any such governmental approval.

Tenant shall, at Tenant’s sole cost, make any changes to any such signs which may be required by any new or revised applicable Laws. Tenant shall, additionally, maintain, repair, and replace each of its signs in a first class condition, at Tenant’s sole expense. Such obligation shall include the obligation to promptly replace burned-out or defective light bulbs or lighting fixtures (as applicable) and to replace all broken or cracked sign faces or lettering. Tenant acknowledges and agrees that Landlord or other parties have retained the right to install and maintain exterior building signage on all facades of the Building and that Landlord or such other parties may install such exterior building signage in their sole discretion. Tenant’s rights hereunder shall also be subject to the rights of existing tenants in the Building.

13. Rules and Regulations; Covenants and Restrictions. Tenant shall (and shall cause all Tenant Parties to) observe faithfully and comply strictly with any rules and regulations which Landlord may from time to time adopt for the Building, whether now existing or hereafter adopted or amended from time to time (collectively, the “Rules and Regulations”); provided any Rules and Regulations hereafter adopted or amended shall apply to all tenants and occupants of the Building uniformly, and such Rules and Regulations shall not unreasonably interfere with Tenant’s beneficial use and occupancy of the Premises, or materially increase the obligations of Tenant hereunder or otherwise materially detract from or limit or restrict any rights of Tenant hereunder. Landlord shall not be liable to Tenant for a violation of any of the Rules and Regulations by any other tenant, or any other tenant’s agents, employees, officers, independent contractors, customers, invitees, visitors, or licensees.

Tenant acknowledges that Landlord reserves the right, from time to time, to enter into leases or other agreements by which Landlord agrees to restrict the use of all or any portion of the Building (including the Premises) from certain uses; provided, that Landlord shall have no right to restrict the use of the Premises for the Permitted Use.

Tenant further acknowledges that its leasehold interest and its use of the Premises is subject and subordinate to any matters or documents now or hereafter of record, including any covenants, conditions, restrictions, easements, mortgages or deeds of trust, ground leases and rights-of-way, including, without limitation, the Declaration.

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If the Building is now or hereafter governed or burdened by any additional easements, covenants, conditions and/or restrictions of record agreed to, granted, and/or imposed by Landlord and/or any other third party (herein, “Future Encumbrances”), then this Lease and all of Tenant’s rights and interest in the leasehold estate created by this Lease will be subject and subordinate thereto and to any and all amendments or modifications at any time thereafter made thereto, provided that such Future Encumbrances shall not materially increase the obligations of Tenant hereunder or otherwise materially detract from or limit or restrict any rights of Tenant hereunder. Tenant shall promptly upon request execute and deliver to Landlord any documents or instruments reasonably required to evidence the subordination of this Lease as provided by this Section, but failure to do so will not affect the automatic subordination specified above. If Tenant fails or refuses to execute and deliver such documents or instruments as required by the preceding sentence within twenty (20) days after written request therefor from Landlord, such failure shall be deemed an Event of Default hereunder.

14. Construction Insurance. Before any Alterations (as such term is defined herein) may be undertaken by or on behalf of Tenant, Tenant shall obtain and maintain, at its expense, or Tenant shall require any contractor (including, without limitation, Tenant’s Contractor (as such term is defined in the Work Letter)) performing work on the Premises to obtain and maintain, at no expense to Landlord, the insurance coverages described in Exhibit “E” of this Lease.

15. Insurance Coverages.

(a) Tenant shall, at Tenant’s expense, maintain during the Lease Term (and, if Tenant occupies or conducts activities in or about the Premises prior to or after the Term hereof, then also during such pre-term or post-term period): (i) commercial general liability (“CGL”) insurance written on an occurrence basis, covering all operations of Tenant against claims for bodily injury, property damage and product liability and to include contractual liability coverage, to be in combined single limits of not less than $1,000,000 each occurrence for bodily injury and property damage, $1,000,000 for products/completed operations included in the general aggregate, $1,000,000 for personal injury, and to have general aggregate limits of not less than $3,000,000, and umbrella liability insurance in an amount not less than $5,000,000 for each policy; (ii) special form-causes of loss property insurance protecting Tenant against loss or damage by fire and such other risks as are insurable under then-available standard forms of special form-causes insurance policies (excluding earthquake), covering Tenant’s personal property and trade fixtures in or about the Premises and any tenant improvements and/or alterations in the Premises, for the full replacement cost thereof without deduction for depreciation; (iii) business interruption insurance covering at least twelve (12) months’ coverage for loss of business income and continuing expenses, providing protection against any peril included within the classification special form-causes excluding earthquake; (iv) workers’ compensation insurance in statutory limits; and (v) if Tenant operates vehicles owned or leased by Tenant at the Building, business automobile liability insurance with a minimum coverage of $1,000,000 per occurrence, combined single limit.

(b) The general aggregate limits under the CGL policy or policies shall apply separately to this Lease. The certificate of insurance evidencing the CGL form of policy shall attach copies of all endorsements required herein.

(c) The above described policies shall protect Tenant, as named insured, and Landlord and, if required by Landlord, Landlord’s mortgage lender and/or Landlord’s property manager and any other parties designated by Landlord (collectively “Landlord Entities”) , as additional insureds; shall insure Landlord’s and such other parties’ contingent liability with regard to acts or omissions of Tenant; shall specifically include liability assumed by Tenant under this Lease as covered under the policy provisions and subject to policy terms, conditions and exclusions (provided, however, that such contractual liability coverage shall not limit or be deemed to satisfy Tenant’s indemnity obligations under this Lease); and, if subject to deductibles, shall provide for deductible amounts not in excess of $50,000 per occurrence or such higher amount as approved in advance in writing by Landlord in its reasonable discretion.

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(d) Landlord reserves the right to increase the foregoing amount of liability coverage from time to time as Landlord, in its reasonable judgement, determines are consistent with industry standards or the insurance requirements of similar office buildings commercial building (provided, however, that Landlord makes no representation that the limits of liability required hereunder from time to time shall be adequate to protect Tenant). Further, Landlord reserves the right to require that Tenant cause any of its contractors, vendors, movers or other parties conducting activities in or about or occupying the Premises to obtain and maintain insurance as determined by Landlord in its reasonable discretion and as to which Landlord and such other parties designated by Landlord shall be additional insureds.

16. Insurance Generally.

(a) Each insurance policy required to be maintained by Tenant under this Lease shall be issued by an insurance company able to legally provide insurance in the State of Florida and with a general policyholders’ rating of “A-” or better and a financial size ranking of “Class VIII” or higher in the most recent edition of Best’s Insurance Guide.

(b) Tenant shall provide Landlord with thirty (30) days prior written notice of material changes, cancellation or non-renewal of any required insurance. Each insurance policy shall (i) provide that it may not be cancelled or allowed to lapse unless thirty (30) days’ prior written notice to Landlord and any other insureds designated by Landlord is first given, (ii) provide that no act or omission of Tenant shall affect or limit the obligations of the insurer with respect to any other insured, (iii) include all waiver of subrogation rights endorsements necessary to effect the provisions of Section 18 of this Lease, and (iv) provide that the policy and the coverage provided shall be primary, that Landlord and Landlord’s mortgage lender, although an additional insured, shall nevertheless be entitled to recovery under such policy for any damage to Landlord, any mortgagee, or the other Landlord Entities by reason of acts or omissions of Tenant, and that any coverage carried by Landlord shall be noncontributory with respect to policies carried by Tenant.

(c) A copy of all endorsements showing that the Landlord is an additional insured shall be delivered to Landlord by Tenant on or before Tenant’s entry into the Premises for any reason whatsoever and thereafter Tenant shall deliver to Landlord endorsements thereto at least thirty (30) days prior to the expiration dates of expiring policies.

(d) If Tenant fails to procure such insurance or to deliver such policies or endorsements, and fails to cure such default within the notice period provided in this Lease, Landlord may, at its option, procure the same for Tenant’s account, and the cost thereof shall be paid to Landlord by Tenant within fourteen (14) days following Landlord’s written notice, as Additional Rent. Landlord may at any time, and from time to time, inspect any and all insurance policies required by this Lease.

17. Landlord’s Insurance. From and after the Commencement Date and throughout the Lease Term, Landlord shall maintain only (a) those insurance coverages required to be maintained by Landlord under the Declaration in Landlord’s capacity as the owner of the Building and in the minimum amounts required by the Declaration; provided, however, in all events, Landlord shall maintain a special form – causes of loss insurance policy of fire and extended coverage insurance for the Building, including the Premises, against damage or destruction by fire and other casualties in amounts reasonably acceptable to Landlord; and (b) to the extent Landlord reasonably deems appropriate, such other coverages Landlord determines and in such amounts as Landlord reasonably deems appropriate. Notwithstanding anything to the contrary, in all events, Landlord shall maintain a policy or policies of commercial general liability insurance with respect to the Common Areas and the activities thereon in such amounts as Landlord or any mortgagee of Landlord may require, but in all events consistent with coverages maintained by Landlord in Landlord’s commercially reasonable business discretion. Landlord may hereafter raise or lower such coverage in such amounts as may from time to time be prudent to Landlord within its sole discretion or as Landlord’s mortgagee may require.

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18. Waiver of Subrogation. Notwithstanding any provision of this Lease to the contrary, Tenant and Landlord each hereby (a) mutually waive their respective rights of recovery against each other for any loss insurable by fire, extended coverage, special form-causes of loss or other insurance now or hereafter existing for the benefit of the respective party, and (b) waives on behalf of itself, its officers, directors, employees, agents and contractors and its insurers (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of subrogation, recovery, claim, action or cause of action against the other, its agents, officers or employees, for any loss or damage that may occur to the Premises, or any improvements thereto, or to the Property or any improvements thereto, including, but not limited to, any personal property of such party therein, by reason of fire, the elements or any other causes which are, or this Lease requires to be, or can be insured against by the party injured thereby under the terms of special form – causes of loss insurance policies referred to in Sections 16 and 17, regardless of whether such insurance is actually maintained and regardless of the cause or origin of the damage involved, and regardless of whether or not such loss or damage is caused by the fault, negligence or other tortuous conduct, acts or omissions of Landlord or Tenant or their respective officers, directors, shareholders, employees, partners, servants, agents or invitees. All special form- causes of loss insurance which must be carried by Tenant or Landlord shall permit the foregoing waivers or shall contain a subrogation clause substantially as follows: “This insurance shall not be invalidated should the insured waive in writing, prior to a loss, any or all right of recovery against any party for loss occurring to the property described herein.” Without in any way limiting the foregoing waiver and to the extent permitted by applicable law, the parties hereto each, on behalf of their respective insurance companies insuring the property of either Landlord or Tenant against any such loss, waive any right of subrogation that Landlord or Tenant or their respective insurers may have against the other party or their respective officers, directors, employees, agents or invitees and all rights of their respective insurance companies based upon an assignment from its insured. Each party to this Lease agrees to give, if necessary, written notification to each such insurance company of the terms of the mutual waiver contained in this Section 18 and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waivers.

19. Personal Property Taxes. Tenant shall pay before delinquency all taxes, assessments, license fees, and other charges that are levied or assessed against, or based upon the value of, Tenant’s personal property installed or located in or on the Premises including, without limitation, trade fixtures, furnishings, equipment, and inventory (collectively, “Tenant’s Personal Property”). Within thirty (30) days after demand by Landlord, Tenant shall furnish Landlord with satisfactory evidence of such payments. If any such taxes, assessments, license fees, and/or other charges are levied against Landlord or Landlord’s property, or if the assessed value of the Premises is increased by the inclusion of a value placed on Tenant’s Personal Property, and if Landlord pays such taxes, assessments, license fees, and/or other charges or any taxes based on the increased assessments caused by Tenant’s Personal Property, then Tenant, within thirty (30) days after demand by Landlord, shall reimburse Landlord for the sum of such taxes, assessments, license fees, and/or other charges so levied against Landlord, or the proportion of taxes resulting from such increase in Landlord’s assessment. Landlord may, at its election, pay such taxes, assessments, license fees, and/or other charges or such proportion, and receive such reimbursement, regardless of the validity of the levy. Tenant may contest the amount of any such tax assessed against Tenant’s Personal Property; provided Tenant first provides Landlord with adequate security that such contest will not result in the enforcement of any lien, and should such contest result in a lien, Tenant shall either bond the lien or have it released within thirty (30) days of its filing, and failure to do so shall constitute an Event of Default hereunder.

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20. Alterations.

(a) Tenant shall not make any alterations, improvements, additions, installations, or changes of any nature in, on, or to the Premises (any of the preceding, “Alterations”) unless: (i) Tenant first obtains Landlord’s written consent, (ii) Tenant complies with all conditions which may be reasonably imposed by Landlord, (iii) such Alterations will not, individually or in the aggregate, lessen the fair market value of the Premises or the Building (or any portion thereof), or materially affect the utility of the Premises, or the Building (or any portion thereof), and (iv) Tenant pays to Landlord Landlord’s reasonable actual out-of-pocket third party costs and expenses for architectural, engineering, or other consultants which reasonably may be incurred by Landlord in determining whether to approve any such Alterations.

(b) Notwithstanding the foregoing or anything to the contrary contained in this Lease, Landlord’s consent shall not be required with respect to Alterations which (i) do not affect the structural components of the Building contained within the Premises; (ii) do not affect the exterior of the Premises; (iii) do not affect any building systems of the Building (e.g., electrical, plumbing, life safety); (iv) are merely cosmetic, decorative or design in nature or otherwise refresh that which was previously approved by Landlord and (v) have an aggregate cost of less than Fifty Thousand Dollars ($50,000).

(c) At least thirty (30) days prior to making any Alterations which require a building permit (whether or not Landlord consent is required), Tenant shall submit to Landlord, in written form, detailed plans of such proposed Alterations. Tenant shall, prior to the commencement of any such Alterations (i.e., those Alterations which require Landlord’s consent and a building permit), at Tenant’s sole cost, (i) acquire (and deliver to Landlord a copy of) a permit(s) from appropriate governmental agencies to make such Alterations (any conditions of which permit Tenant shall comply with, at Tenant’s sole cost, in a prompt and expeditious manner), (ii) if the reasonably anticipated cost of the Alterations is greater than Seventy-Five Thousand Dollars ($75,000), obtain and deliver to Landlord (unless this condition is waived in writing by Landlord after Landlord’s reasonable review of Tenant’s contractor’s curriculum vitae and financial information provided to Landlord by Tenant) a construction completion bond in an amount equal to one hundred twenty-five percent (125%) of the estimated cost of the proposed Alterations, to insure Landlord against any liability for mechanics’ liens and to insure completion of the work, (iii) provide Landlord with ten (10) days’ prior written notice of the date the installation of the Alterations (or the delivery of materials) is to commence, so that Landlord can post and record an appropriate notice of non-responsibility, and (iv) obtain (and deliver to Landlord proof of) reasonably adequate course of construction insurance in accordance with Section 14 of this Lease, as well as workers’ compensation insurance with respect to any of Tenant’s employees installing or involved with such Alterations (which insurance Tenant shall maintain in force until completion of the Alterations).

(d) All Alterations, other than moveable trade fixtures and Tenant’s other Personal Property, will upon installation become the property of Landlord and will remain on and be surrendered with the Premises on the Expiration Date, except that Landlord may, at its election, require Tenant to remove any or all of the Alterations on the Expiration Date, by so notifying Tenant at the time Landlord approves Tenant’s plans therefor, in which event, Tenant shall, at its sole cost, on or before the Expiration Date, repair and restore the Premises to the condition of the Premises prior to the installation of the Alterations which are to be removed.

(e) Tenant shall pay all costs for Alterations and other construction done or caused to be done by Tenant in connection with maintenance and repairs to the Alterations and Tenant shall keep the Premises and the Building free and clear of all mechanics’ and materialmen’s lien’s resulting from or relating to any Alterations performed by or on behalf of Tenant on account of labor or materials, or otherwise. If any such lien is filed against the Premises or the Building (or any portion thereof) arising out of work performed by or on behalf of Tenant, Tenant shall cause such lien to be released within thirty (30) days after Tenant is notified of the filing thereof or shall furnish to Landlord a bond or other security reasonably satisfactory to Landlord to indemnify Landlord against the foreclosure of such lien. Tenant may, at its election, contest the correctness or validity of any such lien provided that (i) within fifteen (15) days after receipt of demand by Landlord, Tenant procures and records a construction completion bond, issued by a company reasonably satisfactory to Landlord and authorized to issue surety bonds in the state in which the Premises are located, in an amount equal to one hundred twenty percent (120%) of the amount of the claim of lien and (ii) Landlord may, at its election, require Tenant to pay Landlord’s reasonable actual out-of-pocket attorneys’ fees and costs in participating in such an action.

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21. Landlord’s Lien. To secure payment of all Rent due and to become due under this Lease, and the faithful performance of all other terms, covenants and conditions of Tenant under this Lease, Tenant hereby grants to Landlord an express contract lien on and security interest in all of Tenant’s furnishings which may be placed in or on the Premises, together with any insurance or other proceeds thereof. Tenant shall execute and deliver to Tenant such financing statements and such further assurances as Landlord, may, from time to time, consider necessary to create, perfect and preserve its lien. Nothing contained in the foregoing shall be deemed to permit Tenant, in connection with any financing, to collaterally assign to a lender Tenant’s leasehold interest under this Lease, the occurrence of any such assignment being a prohibited Transfer hereunder and constituting an immediate Event of Default. Notwithstanding anything to the contrary, Landlord agrees to subordinate Landlord’s lien set forth in this Section to the lien (if applicable) of Tenant’s senior commercial equipment Lender pursuant to subordination documents reasonably acceptable to Landlord.

22. Surrender of Premises and Holding Over. On the Expiration Date, (a) Tenant shall surrender to Landlord the Premises and, except as otherwise expressly provided in this Lease, all Alterations (except for Alterations that Tenant is obligated to remove as expressly set forth above), in broom-clean and vacant condition, (b) Tenant shall remove all of Tenant’s Personal Property and perform all repairs and restoration required by the removal of any Alterations or Tenant’s Personal Property, and (c) Tenant shall surrender to Landlord all keys to the Premises (including, without limitation, keys to exterior and interior doors). If Tenant shall not have removed from the Premises any one or more items of Tenant’s Personal Property within five (5) days of Landlord’s written notice thereof, then Landlord may elect to retain or dispose of in any manner any of Tenant’s Personal Property that Tenant does not remove from the Premises on the Expiration Date as required by this Lease by giving written notice to Tenant. If Tenant fails to remove such items within such period, then any such Tenant’s Personal Property that Landlord elects to retain or dispose of shall, immediately upon notice to Tenant, vest in Landlord. Tenant waives all claims against Landlord for any damage to Tenant resulting from Landlord’s retention or disposition of any such fixtures or Tenant’s Personal Property. Tenant shall be liable to Landlord for Landlord’s reasonable, actual out-of-pocket costs for storing, removing, or disposing of any such fixtures or Tenant’s Personal Property. If Tenant fails to surrender the Premises to Landlord on the Expiration Date, Tenant shall indemnify Landlord against all liabilities, damages, losses, costs, expenses, attorneys’ fees, and claims resulting from such failure, including, without limitation, any claim for damages made by a succeeding tenant. If Tenant, without Landlord’s consent, remains in possession of the Premises after the Expiration Date, such possession by Tenant shall be deemed to be a tenancy-at-sufferance and, during the first month of such holdover, Tenant shall pay Base Rent equal to one hundred and twenty five percent (125%) of Base Rent then in effect immediately before the Expiration Date, and during the remainder of any holdover period, one hundred and fifty percent (150%) of the Base Rent in effect immediately prior to the Expiration Date. All other provisions of this Lease except for those pertaining to Base Rent shall apply to such holdover tenancy. Tenant shall be liable to Landlord for any special, consequential, or punitive damages or lost profits as a result of Tenant’s holdover.

23. Default. The occurrence of any of the following will constitute an “Event of Default”:

(a) Tenant’s failure to make any payment of Rent within (5) days after written notice is given to Tenant, except that if Landlord shall have given two (2) notices in any calendar year, Tenant shall not be entitled to any further notices in such calendar year, and the occurrence of any further default in the payment of any Rent within such calendar year shall be an immediate Event of Default;

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(b) Any violation of Section 29 of this Lease (such violation being an immediate Event of Default for which no cure or notice period shall apply).

(c) Tenant’s failure to observe or perform any of the provisions of this Lease to be observed or performed by Tenant (other than those described in any other subsections of this Section 23), where such failure continues for a period of thirty (30) days after written notice of such failure from Landlord to Tenant; provided, however, that in the event the failure is of a nature that it cannot be completely remedied within such thirty (30) day period, then such period shall be extended so long as Tenant commences the cure within such thirty (30) day period and thereafter diligently prosecutes the cure to completion; and provided, further, that any such notice will be in lieu of, and not in addition to, any statutorily required notice prior to declaration of a default or enforcement of an action in unlawful detainer.

(d) The making by Tenant or by any controlling or majority interest owner in Tenant (any such party, a “Credit Party”) of any general arrangement or assignment for the benefit of creditors; any Credit Party becoming bankrupt, insolvent, or a “debtor” as defined in 11 U.S.C. Section 101, or any successor statute (unless, in the case of a petition filed against such Credit Party, such petition is dismissed within sixty (60) days after its original filing); the institution of proceedings under the bankruptcy or similar laws in which a Credit Party is the debtor or bankrupt; the appointing of a trustee or receiver to take possession of substantially all of a Credit Party’s assets or of Tenant’s interest in this Lease (unless possession is restored within sixty (60) days after such taking); or the attachment, execution, or judicial seizure of substantially all of Tenant’s assets located at the Premises or Tenant’s interest in this Lease (unless such attachment, execution, or judicial seizure is discharged within sixty (60) days after such attachment, execution, or judicial seizure).

(e) Tenant fails to maintain the Letter of Credit pursuant to this Lease, or otherwise causes the Letter of Credit to lapse.

24. Landlord’s Remedies.

(a) Remedies. Upon the occurrence of an Event of Default, Landlord will have the following remedies, which remedies are not exclusive, but are cumulative and in addition to any remedies provided elsewhere in this Lease:

(i) Continuation of Lease. No act by Landlord (including without limitation the acts set forth in the succeeding sentence) will terminate this Lease unless Landlord notifies Tenant in writing that Landlord elects to terminate this Lease. As long as Landlord does not terminate this Lease, Landlord may (A) continue this Lease in effect, (B) continue to collect Rent when due and enforce all the other provisions of this Lease (including bringing suit from time to time for amounts unpaid), (C) terminate Tenant’s right of possession to the Premises, enter the Premises and relet them, or any part of them, to third parties for Tenant’s account, for a period shorter or longer than the remaining Lease Term, (D) remove all persons and property from the Premises (such property to be removed and disposed of at the cost of Tenant) and without Landlord being deemed guilty of trespass or becoming liable for any resulting loss or damage), (E) accelerate Rent as further provided in Section 24(a)(iv) below, and/or (F) have a receiver appointed to collect Rent. Tenant shall immediately pay to Landlord all costs Landlord incurs in such reletting, including, without limitation, brokers’ commissions, attorneys’ fees, advertising costs, and expenses of remodeling the Premises for such reletting. Landlord shall use commercially reasonable efforts to relet the Premises upon any termination of this Lease under this Section; provided, however, Landlord shall not be obligated to provide preferential or priority treatment to reletting the Premises over any other premises within the Building. If Landlord elects to relet all or any portion of the Premises as permitted above, rent that Landlord receives from such reletting will be applied to the payment of, in the following order and priority, (1) any amount owed by Tenant to Landlord other than Rent, (2) all costs incurred by Landlord in any reletting, and (3) Rent due and unpaid under this Lease. After applying such payments, as referred to above, any sum remaining from the rent Landlord receives from such reletting will be held by Landlord and applied in payment of future Rent as it becomes due under this Lease. In no event will Tenant be entitled to any excess rent received by Landlord. In reletting the Premises, Landlord shall not be required to (u) use any greater efforts than Landlord then uses to lease other properties Landlord or its affiliates owns or manages; (v) relet the Premises in preference to any other space in the Building; (w) relet the Premises to any party that Landlord could reasonably reject as a transferee under any assignment or subleasing section contained in this Lease; (x) accept rent in an amount which is less than the fair market rental for the Premises; (y) perform any tenant improvements, grant any tenant improvement allowances, grant any “free rent”, or otherwise pay any sums or grant any monetary concessions in order to obtain a new tenant; or (z) observe any instruction given by Tenant about the reletting process or accept any tenant offered by Tenant. Any entry or reentry by Landlord, whether had or taken under summary proceedings or otherwise, shall not absolve or discharge Tenant from liability under this Lease. “Reenter” and “re-entry” as used in this Lease are not restricted to their technical legal meaning. No reentry or taking possession of the Premises by Landlord shall be construed as an election on Landlord’s part to accept a surrender of the Premises unless a notice of such intention is given to Tenant. Landlord’s failure to relet the Premises after using good faith efforts or Landlord’s failure to collect rent on reletting shall not affect Tenant’s liability under this Lease. Landlord shall not, in any event, be required to pay Tenant any surplus of any sums received by Landlord on a reletting of the Premises in excess of the Rent provided in this Lease

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(ii) Termination of Lease and Tenant’s Right of Possession. Landlord may terminate this Lease at any time or terminate Tenant’s right to possession of the Premises (without such action being deemed an acceptance of surrender or termination of Tenant’s liability hereunder) by notifying Tenant in writing of Landlord’s election.

(iii) Distress for Rent Action. Landlord may institute a distress for rent action and obtain a distress writ under Sections 83.11 through 83.19, Florida Statutes. Tenant expressly, knowingly, and voluntarily waives all constitutional, statutory, or common law bonding requirements, including the requirement under Section 83.12, Florida Statutes, that Landlord file a bond payable to Tenant in at least double the sum demanded by Landlord (or double the value of the property sought to be distrained), it being the intention of the parties that no bond shall be required to be filed by Landlord in any distress action. Tenant further waives the right under Section 83.14, Florida Statutes to replevy distrained property.

(iv) Acceleration of Rent. By written notice to Tenant, Landlord may accelerate and sue for the entire balance of unpaid Rent and other sums payable hereunder, for the remainder of the Lease Term, subject to the following: in the event of acceleration, the amount due from Tenant shall equal the present value of all future Rent (calculated by using a discount rate of three percent [3%]), in excess of the present value (using the same discount rate) of the aggregate rental value of the Premises for the remainder of the Term.

(v) Landlord’s Right to Cure Default. Landlord, at any time after Tenant commits an Event of Default, may cure such Event of Default at Tenant’s sole cost; provided however, that notice and cure periods shall not apply with respect to any Event of Default that in Landlord’s determination may cause danger to life or property or result in an emergency, and in such case, Landlord may elect to cure such Event of Default immediately. If Landlord at any time, by reason of Tenant’s Event of Default, pays any sum or performs any act that requires the payment of any sum, such sum shall be due immediately from Tenant to Landlord at the time such sum is paid. If Tenant fails to timely pay any amount due under this Section, then (without curing such default) interest at the rate of twelve percent (12%) per annum (the “Default Rate”) will accrue (and be immediately payable) on such overdue amount until it is paid.

(vi) Rights Under Law and Equity. Landlord may exercise any and all other rights and remedies it may have under applicable law and in equity.

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(b) Enforcement Costs. All costs and expenses incurred by Landlord in connection with collecting any amounts and damages owing by Tenant pursuant to the provisions of this Lease, or to enforce any provision of this Lease or cure any Event of Default by Tenant, including reasonable attorneys’ fees, whether or not any action is commenced by Landlord, shall be paid by Tenant to Landlord upon demand. If Tenant fails to timely pay any amount due under this Section, then (without curing such default) interest at the Default Rate will accrue and be immediately payable on such overdue amounts until it is paid.

25. Landlord Default. In the event of any default by Landlord, Tenant’s exclusive remedies shall be (a) an action for actual damages, and (b) an action for specific performance in connection with Landlord’s repair or maintenance responsibilities affecting the Premises. Notwithstanding anything to the contrary contained in this Lease, (i) Landlord shall not be liable under this Lease for consequential, indirect, special, exemplary or punitive damages or lost profits, and (ii) upon at least thirty (30) days’ advance written notice to Landlord, and an additional five (5) day written notice, Tenant shall have a right of offset to the extent that Landlord fails to pay the Tenant Improvement Reimbursement in accordance with the terms of the Work Letter, together with interest at the Default Rate, until such amount owed to Tenant is reduced to $0.00.

26. Interest and Late Charges. Late payment by Tenant to Landlord of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which would be impracticable or extremely difficult to fix. Such costs include, without limitation, processing, collection and accounting charges, and late charges that may be imposed on Landlord by the terms of any deed of trust, mortgage, or other security agreement covering the Building or any portion thereof owned by Landlord. Therefore, if any Rent is not received by Landlord within five (5) days of its due date, then, without any requirement for notice to Tenant, Tenant shall pay to Landlord an additional sum of two percent (2%) of such overdue amount as a late charge. Such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment by Tenant, and therefore this Section is reasonable under the circumstances existing at the time this Lease is made. Acceptance of such late charge by Landlord shall not constitute a waiver of Tenant’s Event of Default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease. In addition to the late charge payable by Tenant, as provided above, if any such Rent is not paid within five (5) days of the date such Rent was due, then Tenant shall pay to Landlord interest on such overdue Rent at the Default Rate. Such interest shall additionally accrue and be payable by Tenant relative to any other amounts payable by Tenant to Landlord under the provisions of this Lease which are not paid when due. Notwithstanding anything to the contrary, no late charge shall apply in connection with Tenant’s first two (2) late payments of any sums due hereunder other than Base Rent during any calendar year during the Term so long as Tenant pays such amounts to Landlord within five (5) days after Landlord’s written demand therefor.

27. Casualty Damage.

(a) Following the occurrence of casualty that causes damage to the Building or the Premises (a “Casualty”), Landlord or Tenant (as applicable) shall, as soon as is reasonably possible, notify the other in writing of such occurrence (a “Casualty Notice”) Thereafter, Landlord shall use commercially reasonable diligence in determining the amount of time that will be required to make any and all necessary repairs to the Premises and/or Building, as applicable. If: (i) the Building shall be so damaged by such Casualty that substantial alteration or reconstruction of fifty percent (50%) or more of the Building shall, in Landlord’s opinion, be required (whether or not the Premises shall have been damaged by the Casualty); or (ii) the restoration or repair of the Building is not required under the Declaration and will not be undertaken by the Condominium Association or is otherwise not required under the Declaration and will not be undertaken by the condominium unit owners (or any of them); or (iii) there is any material loss to the Building that is not covered by insurance required to be maintained by Landlord under this Lease or under the Declaration; or (iv) the Premises shall be partially damaged by a Casualty and the estimated cost of repair exceeds thirty percent (30%) of all Base Rent then remaining to be paid by Tenant for the balance of the Lease Term, then Landlord may, within ninety (90) days after the Casualty, give notice to Tenant of Landlord’s election to terminate this Lease, and the balance of the Lease Term shall automatically expire five (5) days after such notice is delivered.

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(b) If Landlord does not have the right to terminate this Lease under Section 27(a) of this Lease, or if Landlord has the right to terminate and does not elect to terminate, Landlord, to the extent insurance proceeds are made available to Landlord for purposes of restoration, shall proceed with reasonable diligence to restore (or cause the Condominium Association or other responsible party under the Declaration to restore) the Building and the Premises to substantially the same condition they were in immediately before the happening of the Casualty subject to the provisions of this Section 27(b) within twenty-four (24) months of the date of the Casualty, subject to extension by any Force Majeure and any Tenant Delay (the “Landlord’s Restoration Period”). Tenant acknowledges that Landlord shall have no obligation to restore Tenant’s Personal Property, Alterations made by Tenant or any portion thereof or to build out the Premises beyond the restoration of the Premises to its condition as of Tenant’s initial occupancy of the Premises (such work, the “Landlord Restoration Work”). Tenant shall, within one hundred eighty (180) days of either (i) the completion of the Landlord Restoration Work; or (ii) in the event that no Landlord’s Restoration Work is required, the date of the Casualty (the “Tenant Restoration Period”), complete the restoration or replacement of the Premises consistent with the Tenant’s Work performed prior to Tenant’s opening for business (if any such work is then reasonably required) and in code compliant condition and all of Tenant’s Personal Property necessary to permit Tenant’s re-occupancy of the Premises and recommencement of business therein (the “Tenant Restoration Work”).

(c) Notwithstanding the foregoing, in the event that (i) a Casualty occurs during the last two Lease Years, and the Premises, as determined by Landlord, in Landlord’s discretion, are not expected to be tenantable for a period of at least six (6) months, Tenant shall have the right, exercisable by delivering written notice to Landlord within ninety (90) days of the Casualty, to terminate this Lease, in which event the provisions of this Section 28 shall apply equally as if Landlord had terminated this Lease.

(d) Base Rent shall not abate following the occurrence of a Casualty, it being acknowledged and agreed by Landlord and Tenant that Tenant’s required insurance coverage hereunder includes business interruption insurance.

(e) Landlord and Tenant acknowledge and agree that restoration of the Premises and the Building following a Casualty may also be governed by applicable provisions of the Declaration and to the extent that there is a conflict between Landlord’s obligations under this Lease and Landlord’s obligations under the Declaration, Landlord shall not be in default under this Lease to the extent that Landlord complies with such obligations under the Declaration. Additionally, and notwithstanding anything to the contrary contained in this Lease, Landlord’s restoration obligations under this subsection shall be conditioned on the consent of any mortgagee of Landlord permitting the use of the insurance purposes for such purposes.

28. Condemnation.

(a) For purposes of this section, any of the following three (3) events shall be deemed a “Taking”: (i) if any part of the Building is taken or condemned through the exercise of the power of eminent domain by any governmental or private board, body, or agency having the right to exercise such power; or (ii) if any part of the Building is conveyed to any condemning authority under threat of condemnation before or after proceedings have been commenced to acquire the property by the condemning authority; or (iii) if a “taking” is judicially declared in any proceeding in which Landlord is a party.

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(b) In the event of a Taking of all of the Premises, this Lease shall terminate on the earlier of the date on which (i) possession of the Premises is delivered to the condemning authority or (ii) the entry of a final non-appealable judgment of condemnation is made (the “Condemnation Date”) and Rent shall be apportioned and paid to the Condemnation Date.

(c) In the event of a Taking of thirty percent (30%) or more of the Premises or any Taking that in Landlord’s or Tenant’s reasonable determination would result in Tenant being unable to operate its business in the Premises, then either Landlord or Tenant may elect to terminate this Lease effective as of the date on which possession of such property described in this Section 28(c) is delivered to the condemnation authority (the “Partial Condemnation Date”) by providing notice of termination to the other not later than ten (10) days after the Partial Condemnation Date, and Rent shall be apportioned and paid to the Partial Condemnation Date.

(d) If either party, having a right to terminate this Lease under Section 28(c) above, fails to terminate this Lease within the time and in the manner provided in Section 28(c), or elects not to terminate this Lease, this Lease shall continue in full force and effect but Rent payable under this Lease shall abate in direct proportion to the square footage of the Premises before and after the Taking. No rental abatement shall be granted Tenant for a loss of any portion of the Common Area, Tenant recognizing that Tenant’s right to use the Common Area in common with Landlord’s other tenants does not vest in Tenant any leasehold or other ownership interest in the Common Area.

(e) In any case in which this Lease shall not terminate, but shall continue as to the portion of the Premises remaining after a Taking, Landlord shall restore that portion of the Premises so remaining to as near a complete architectural unit as is practical; provided, however, that if Landlord’s costs and expenses incurred or to be incurred in connection with the restoration are reasonably estimated by Landlord to exceed the amount of the award to be received by Landlord for any buildings or structures taken and for damages to the remaining buildings or structures, Landlord, regardless of whether Landlord and Tenant have earlier elected to continue this Lease as to the remaining Premises, may nevertheless terminate this Lease by notice to Tenant within thirty (30) days following Landlord’s receipt of notice of the amount of the award. Landlord’s obligations to restore the Premises under this subsection shall be conditioned on the consent of any mortgagee of the Building (or portion thereof owned by Landlord) to the use of the condemnation award for that purpose.

(f) Except to the extent set forth in Section 28(h) below, all awards in condemnation, whether recovered as a result of litigation, or in settlement of litigation or threatened condemnation, or as part of a private purchase in lieu of condemnation, and whether termed compensation or damages, but payable in any event for the Taking of all or a portion of the Premises or the Building shall belong solely to Landlord. Tenant assigns to Landlord all of Tenant’s right, title, and interest, if any, in and to all awards in condemnation, and all rights to an apportionment of the awards, including all compensation and damages representing the value of any property or improvements taken, damages by way of the reduction in value of the remaining property not taken, damages on account of any reduction in the value of Tenant’s leasehold estate or representing the value of Tenant’s leasehold improvements, damages for any loss or impairment of access, and, in general, all compensation and damages of whatever kind, nature, or description that may be payable on account of any Taking or on account of the use of the property so taken by the condemning authority.

(g) Tenant shall, accordingly, make no claim by way of apportionment or otherwise to any awards in condemnation payable to Landlord under the provisions of this Section 28 and, therefore, consents to Landlord’s withdrawal of any sum deposited into the court registry of any court of competent jurisdiction by a condemning authority, at any time during the pendency of condemnation proceedings, should the proceedings be initiated against Landlord, except to the extent to which any sums so deposited represent damages or compensation that belongs to Tenant under the provisions of Section 28(h) below.

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(h) Tenant shall have the right to claim and recover, provided Tenant asserts and pursues its claims against the condemning authority, only that compensation or damage representing Tenant’s moving and relocation expenses and the value of Tenant’s Personal Property or other tenant improvements paid for by Tenant. Tenant may also pursue its business damage claim against the condemning authority; provided, however, that to the extent to which any business damage claim asserted by Tenant serves as a basis on which the condemning authority elects to take or condemn more of Landlord’s property than otherwise required for its project in order to save acquisition costs, Tenant assigns its claims to Landlord and Landlord shall be entitled to either pursue, compromise, or abandon any of the claims as Landlord, in its sole discretion, shall determine.

(i) Landlord and Tenant acknowledge and agree that repair and restoration of the Premises and the Building following a Taking may also be governed by the Declaration and to the extent that there is a conflict between Landlord’s obligations under this Lease and Landlord’s obligations under the Declaration, Landlord shall not be in default under this Lease to the extent that Landlord complies with such obligations under the Declaration.

29. Assignment and Other Transfers.

(a) The parties acknowledge that the nature of Tenant’s Permitted Use and the experience and reputation of Tenant are a material inducement to Landlord’s entering into this Lease, and are a material consideration in the success and tenant mix of the Building. Accordingly, except as to Permitted Transfers (defined below), Tenant shall not agree to or permit to occur any (i) assignment, sublease, disposition, sale, concession, license, mortgage, encumbrance, hypothecation, pledge, collateral assignment, or other transfer by Tenant of this Lease, any interest in this Lease, or all or any portion of the Premises; or (ii) any assignment, disposition, sale, transfer, acquisition, or issuance of any direct or indirect interests in Tenant (whether stock, partnership, membership interest or otherwise), to or by any person, entity, or group of related persons or affiliated entities (any of the foregoing in (i) and (ii), a “Transfer”) without in each case the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) No Transfer, whether undertaken or permitted by Tenant in violation of this Section 29 or consented to by Landlord, will release or discharge Tenant from any liability, whether past, present, or future, under this Lease, and Tenant will continue to remain primarily liable under this Lease.

(c) Tenant will promptly reimburse Landlord for Landlord’s actual cost of reviewing, consenting to, rejecting, and/or consummating any proposed Transfer, including, without limitation, reasonable attorneys’ fees even in the event that Landlord elects to withhold its consent to such Transfer.

(a) Tenant will promptly pay to Landlord fifty percent (50%) of “net rents” and other consideration, of whatever nature, received by Tenant pursuant to any Transfer, which exceed (i) if a sublease of a portion of the Premises, the portion of Rent that is allocable to the portion of the Premises subleased (such allocation based on the portion of square feet of the Premises subleased) or (ii) if any other Transfer, the Rent payable hereunder. For the purposes hereof, the term “net rents” shall mean all rents actually received in excess of the costs of reletting, including without limitation, broker fees, attorney fees, marketing and advertising costs, the cost and expenses and value of any tenant improvements or free rent.

(b) Any Transfer made in violation of this Section 29 shall be deemed an Event of Default and shall be null and void.

(c) Except in the case of a Permitted Transfer, Landlord shall have the following options, which may be exercised within twenty (20) business days from submission of Tenant’s request for Landlord’s consent to a specific Transfer.

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(i) If Tenant proposes to assign this Lease or sublet all or substantially all of the Premises, Landlord shall have the option, by providing written notice to Tenant (“Recapture Notice”) to cancel and terminate this Lease and recapture the entire Premises as of the proposed commencement date for the Transfer; or

(ii) If any proposed sublease shall be for less than all or substantially all of the Premises or if it shall be for less than the balance of the Lease Term, Landlord shall have the option of canceling and terminating this Lease only as to such portion of the Premises and recapture such portion of the covered by the proposed sublease, effective as of the proposed commencement date of the sublease. Notwithstanding the preceding sentence, during the first three (3) Lease Years only, Tenant may sublease one (1) entire floor of the Premises in accordance with the terms herein and Landlord shall not be permitted to send any Recapture Notice as a result of such sublease. If Landlord exercises this option pursuant to the Recapture Notice, all Rent for the Premises shall be equitably apportioned as of the commencement date of the sublease.

(iii) If Landlord elects to recapture the Premises or a portion thereof pursuant to Section 29(f)(i) or Section 29(f)(ii) of this Lease, Tenant’s obligations under this Lease as to the Premises or such recaptured portion thereof (as applicable) shall be deemed to have expired as of the actual effective date of the Transfer and confirmed by Landlord in a written notice to Tenant of its exercise of the foregoing right to recapture.

(d) Subject at all times to any then-current exclusive or prohibited uses set forth in any lease between Landlord and any other tenant of the Building, Tenant shall have the right to effect the following Transfers (herein, “Permitted Transfers”) upon at least ten (10) days’ advance written notice to Landlord, but without the requirement of obtaining Landlord’s consent, and without the application of Section 29(d) above: (i) a Transfer to any Affiliate of Tenant (and Tenant’s notice shall include evidence establishing the transferee’s status as an Affiliate); (ii) a Transfer in connection with any merger or combination of Tenant into another entity (iii) a transfer of all or substantially all of the assets or stock or other beneficial equity interests in and to Tenant; (iv) a transfer of stock or other beneficial equity interests in and to Tenant among the shareholders or equity holders of Tenant; (v) the issuance of stock or other beneficial equity interests in and to Tenant; (vi) a public offering of the shares or other beneficial equity interests in and to Tenant over a recognized national or international securities exchange or a private placement of the shares or other beneficial equity interests in and to Tenant; or (vii) the transfer of shares or other beneficial equity interests in and to Tenant to members of an equity holder’s family or to a trust or partnership for their benefit and/or estate planning purposes; or (viii) a minor sublease of less than ten percent (10%) of the Premises, subject to all the terms and conditions of this Lease. For the purposes of this Section 29, (i) an “Affiliate” is a corporation or other entity which directly or indirectly controls or is controlled by or is under common control with Tenant and (ii) “control” is the power to direct or cause the direction of the management and policies of a corporation or other entity through the ownership of voting securities or other ownership interest.

(e) Except as otherwise expressly set forth in Section 12(c), above, Tenant’s Exterior Building Signage rights are personal to Tenant and may not be transferred pursuant to this Section.

30. Common Area.

(a) Landlord hereby reserves the following rights with respect to the Common Area and the Building:

(i) To install, use, maintain, repair, relocate, and replace pipes, ducts, conduits, wires, meters, and equipment for service to other parts of the Building (so long as any such action will not materially and adversely affect Tenant’s operation of its business);

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(ii) To make or permit changes, additions, and deletions to the Common Area and the Building (so long as any such action will not materially, adversely and permanently affect Tenant’s operation of its business);

(iii) To close temporarily any portion of the Common Area for maintenance, repair, improvement, and/or construction purposes so long as reasonable access to the Premises remains available and such closure does not have a material adverse effect on Tenant’s ability to conduct business from the Premises;

(iv) To make such modifications to the use of Common Area as may be required by applicable Law or deemed reasonable by Landlord as a result of the COVID-19 pandemic or subsequent pandemic (including, without limitation, modifying hours of use or circulation of pedestrian traffic).

(v) To add or permit the addition of improvements to the Common Area;

(vi) To use the Common Area while engaged in making additional improvements, repairs, or alterations to the Building;

(vii) To construct additional improvements within the Building which may cause the relocation or closing of driveways and parking facilities on a temporary or permanent basis so long as reasonable access to the Premises remains available and such construction does not have a material adverse effect on Tenant’s ability to conduct business from the Premises;

(viii) To create and transfer (or consent to the creation and transfer of) separate legal parcels within the Building or in connection with the Declaration or otherwise;

(ix) To close any of the Common Area to the extent required, in the opinion of Landlord’s legal counsel, to prevent a dedication of any of the Common Area or the accrual of any rights to any person or to the public in and to any portion of the Common Area;

(x) To make changes in the location of driveways, entrances, exits, vehicular parking spaces, or the direction of the flow of traffic in the Common Area (so long as any such action will not materially and adversely affect Tenant’s operation of its business);

(xi) To designate the Common Area or any portions thereof as “common elements”, “shared facilities”, or “limited common elements” under the Declaration (collectively, “Shared Components”); and

(xii) To perform such other acts and make such other changes, additions, and deletions in, to, or with respect to the Common Area or the Building as Landlord may, in the exercise of sound business judgment, deem to be appropriate and provided that any of the foregoing do not unreasonably interfere with Tenant’s ability to conduct business from the Premises for the Permitted Use.

(b) No change to the Common Area or the Building by Landlord that is made in accordance with the terms and conditions of this Lease will entitle Tenant to any abatement of Rent.

(c) Landlord’s right to take any of the actions described in Section 30(a) of this Lease shall include the right to consent to other third parties having an interest in the Building or a portion thereof from taking such actions (subject to the limitations set forth therein). In addition, Tenant acknowledges and agrees that the a Maintaining Party may exercise any of the rights afforded to Landlord under this Section 30 with respect to any portion of the Common Area controlled by such Maintaining Party under the Declaration subject to Landlord ensuring that such Maintaining Party complies with any and all applicable restrictions on the exercise of such rights set forth in this Section 30.

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31. Access by Landlord. Landlord shall have the right to enter the Premises at all reasonable times, during normal business hours, and upon reasonable notice (except in case of emergency) and using commercially reasonable efforts to minimize interference with Tenant’s ability to conduct business from the Premises, (a) to determine whether the Premises are in good condition and whether Tenant is complying with its obligations under this Lease, (b) to perform any necessary maintenance or make any restoration to the Premises that Landlord has the right to perform, and to perform any other repairs or maintenance which are required, in Landlord’s opinion, to avoid damage to persons or property, (c) to serve, post, or keep posted any notices required or allowed under this Lease, (d) to show the Premises to prospective buyers of the Building and their agents and brokers, or to lenders financing or refinancing the Building or any portion thereof, (e) during the final year of the Lease Term, to show the Premises to prospective tenants, and their agents and brokers, (f) to perform maintenance or repairs to the Building, (g) to erect scaffolding and protective barricades around and about the Premises, but not so as to prevent or materially impede entry to the Premises and (h) to perform any other act or thing necessary for the safety or preservation of the Premises or the Building. Notwithstanding anything to the contrary contained in this Lease, any work to be performed by Landlord in and to the Building or any portion thereof (including, without limitation, the Premises) pursuant to this Section 31 shall be performed by Landlord in a commercially reasonable manner so as to minimize interference with Tenant’s conduct of business in and beneficial use and enjoyment of the Premises. Landlord will not be liable for any inconvenience, disturbance, loss of business, nuisance, or other damage arising out of any entry on the Premises as provided in this Section except damage resulting solely and directly from the grossly negligent acts of Landlord. Tenant will not be entitled to any abatement or reduction of Rent because of the exercise by Landlord of any rights under this Section. In addition, a Maintaining Party under the Declaration shall have the rights of Landlord under this Section subject to Landlord ensuring that such Maintaining Party complies with any and all applicable restrictions on the exercise of such rights set forth in this Section 31.

32. Landlord’s Reserved Rights. Landlord reserves the right from time to time: (a) to name and change the name of the Building; (b) to temporarily utilize portions of the Common Area for entertainment, outdoor shows, displays, or such other uses which, in Landlord’s judgment, tend to attract the public; and (c) to utilize the lighting standards and other areas or improvements in the Common Area for advertising purposes or holiday decorations. Tenant acknowledges and agrees that a Maintaining Party may also exercise the rights of the Landlord under this Section 32 to the extent permitted under the Declaration.

33. Declaration. Tenant acknowledges and agree that the Building is subject to a declaration of covenants and easements and declaration of condominium (collectively, the “Declaration”) which among other things subdivides the Building into certain commercial condominium units, creates certain common areas and shared facilities, and creates a condominium association (the “Condominium Association”). Landlord may enter into or consent to any amendments to the Declaration so long as the Declaration and any amendments contain terms that (1) are not materially and adversely inconsistent with the rights and obligations of Landlord and Tenant under this Lease and (2) otherwise do not materially and adversely interfere with the Permitted Use or materially increase the obligations of Tenant hereunder or otherwise materially detract from or limit or restrict any rights of Tenant hereunder.

34. Indemnity.

(a) Claims Defined. For purposes of this Lease, “Claims” means and refers to all liabilities, damages, demands, actions, causes of action, losses, costs, expenses, claims and reasonable attorneys’ fees in connection with any of the foregoing.

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(b) Tenant Indemnification. Subject to the waiver of subrogation contained in Section 18 of this Lease, Tenant hereby agrees to indemnify, defend, and hold harmless Landlord against and from all Claims arising from, or which seek to impose, liability under or because of (i) Tenant’s occupancy of, use of or presence upon the Building (or any portions thereof), (ii) the conduct of Tenant’s business in the Premises, (iii) any activity, work, or things done, permitted, or suffered by Tenant in or about the Premises, (iv) any default in the performance of any obligation to be performed by Tenant under this Lease, and/or (v) any negligence, recklessness, or willful misconduct of Tenant or any of Tenant’s employees, agents, or contractors. If any action or proceeding is brought against Landlord by reason of any such Claims, Tenant, upon reasonable prior notice from Landlord, shall defend Landlord from such action or proceeding at Tenant’s sole cost by legal counsel reasonably satisfactory to Landlord. Except to the extent caused solely by the grossly negligent acts or willful misconduct of Landlord, its employees, contractors, or agents, Tenant assumes all risk of, Tenant waives all claims against Landlord in respect of, and Landlord will not be liable for any of the matters set forth above in this Section or any of the following: injury to Tenant’s business, loss of income from such business, or damage or injury to the goods, wares, merchandise, or other property or the person of Tenant, Tenant’s employees, agents, or contractors, or any other persons in, upon, or about the Premises, whether such damage, loss, or injury is caused by or results from criminal acts, fire, steam, electricity, gas, water, rain, the breakage, leakage, obstruction, or other defects of pipes, sprinklers, wires, appliances, plumbing, air-conditioning, or lighting fixtures, or any other cause, conditions arising upon the Premises, or other sources or places, and regardless of whether the cause of such damage, loss, or injury or the means of repairing such damage, loss, or injury is inaccessible to Tenant.

(c) Landlord Indemnification. Subject to the waiver of subrogation contained in Section 18 of this Lease, Landlord hereby agrees to indemnify, defend, and hold harmless Tenant against and from all Claims arising from, or which seek to impose, liability under or because of: (i) any default in the performance of any obligation to be performed by Landlord under this Lease, and/or (ii) any negligence, recklessness, or willful misconduct of Landlord or any of Landlord’s employees, agents, or contractors. If any action or proceeding is brought against Tenant by reason of any such Claims, Landlord, upon reasonable prior notice from Tenant, shall defend Tenant from such action or proceeding at Landlord’s sole cost by legal counsel reasonably satisfactory to Tenant.

35. Hazardous Substances.

(a) Tenant shall not use or allow another person or entity to use any part of the Premises for the storage, use, treatment, manufacture, or sale of Hazardous Materials. Landlord acknowledges that Tenant may maintain ordinary cleaning products in the Premises which are incidental to the operation of Tenant’s business and Landlord agrees that the use of such products in the Premises in compliance with all applicable Laws (including, without limitation, all Environmental Laws) and in the manner in which such products are designed to be used shall not be a violation by Tenant of this Section 35(a).

(b) Tenant hereby agrees to indemnify, defend and hold harmless Landlord against all Claims (except to the extent they arise solely as a result of the grossly negligent acts or willful misconduct of Landlord, its agents, contractors or employees), arising from or relating to: (i) any discharges, releases, or threatened releases of noise, pollutants, contaminants, herbicides, pesticides, insecticides, or hazardous or toxic wastes, substances, or materials (each of the preceding a “Hazardous Material”) into ambient air, water, or land by Tenant or any Tenant Party, from, on, under, or above the Premises, (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or hazardous or toxic wastes, substances, or materials by Tenant or any Tenant Party, from, on, or under, the Premises, or (iii) a violation of any Environmental Law on, under, or above the Premises by Tenant or any Tenant Party (for purposes hereof, “Environmental Law” means, any federal, state, or local law, statute, regulation, ordinance, guideline, or common law principle relating to public health or safety or the use or control of the environment, including without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Clean Air Act, the Federal Clean Water Act, and the Federal Resource Conservation and Recovery Act). The foregoing indemnification obligation includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Materials present in the soil or ground water on or under the Building and arising out of a breach of Tenant’s obligations pursuant to this Section 35. If the Premises or the Building (or any portions thereof) are contaminated by any Hazardous Material during the Lease Term due to the acts or omissions of Tenant or any Tenant Party, then Tenant shall promptly (A) notify Landlord in writing of such contamination and (B) perform all remediation required by Landlord (to Landlord’s satisfaction and at Tenant’s sole cost) necessary to return the Premises and the Building to at least as good a condition as the Premises and the Building are in as of the date immediately prior to the contamination. If Tenant does not promptly commence and diligently pursue such remediation, or at Landlord’s election in its sole discretion, Landlord may perform or cause to be performed such remediation at Tenant’s sole cost and expense and Tenant shall immediately, upon demand, pay the cost thereof, plus a supervisory fee in the amount of fifteen percent (15%) of such cost. Tenant’s obligations and liability under this Section will survive the termination of Tenant’s tenancy and the Lease Term.

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36. Security Measures. If Landlord determines that security measures are required solely on account of Tenant’s unique use of the Premises (as opposed to its mere occupancy thereof) beyond ordinary office use, such security measures shall be at Tenant’s sole cost and expense and shall be payable to Landlord in such manner as Landlord reasonably determines. At any time and from time to time during the Lease Term, Landlord may elect to institute, but shall be under no obligation to provide, security measures to the Common Areas and the Building. Notwithstanding the foregoing, Tenant assumes all responsibility for the security and safety of Tenant and Tenant’s property. Upon the closing of business on a daily basis, Tenant shall be responsible for securing all Tenant’s Personal Property in the Premises. Landlord shall have no responsibility whatsoever for securing Tenant’s Personal Property and Tenant releases Landlord from all claims for damage, loss, or injury to Tenant, and/or to Tenant’s Personal Property, even if such damage, loss, or injury is caused by or results from the criminal or negligent acts of third parties. Notwithstanding the foregoing, Landlord, as a component of Operating Expenses, shall provide a staffed 24-hour per day lobby attendant or such other reasonable security measures as reasonably determined by Landlord, subject to casualty, condemnation, force majeure events, staffing shortages, or other circumstances outside of Landlord’s reasonable control. Landlord, at any time, and from time to time during the Term, may elect to provide alternative or supplemental security services in lieu (or in addition to) the foregoing, as reasonably determined by Landlord to be consistent with such security services provided in other comparable buildings in the Miami, Florida submarket. Except as expressly set forth above, Landlord shall be the sole determinant of the type and amount of any access control or courtesy guard services to be provided to the Building. IN ALL EVENTS, LANDLORD SHALL NOT BE LIABLE TO TENANT, AND TENANT HEREBY WAIVES ANY CLAIM AGAINST LANDLORD, FOR (I) ANY UNAUTHORIZED OR CRIMINAL ENTRY OF THIRD PARTIES INTO THE PREMISES OR THE BUILDING, (II) ANY DAMAGE TO PERSONS, OR (III) ANY LOSS OF PROPERTY IN AND ABOUT THE PREMISES OR THE BUILDING, BY OR FROM ANY UNAUTHORIZED OR CRIMINAL ACTS OF THIRD PARTIES, REGARDLESS OF ANY ACTION, INACTION, FAILURE, BREAKDOWN, MALFUNCTION AND/OR INSUFFICIENCY OF THE ACCESS CONTROL OR COURTESY GUARD SERVICES PROVIDED BY LANDLORD, IF ANY. Tenant acknowledges that it has neither received nor relied upon any representation or warranty made by or on behalf of Landlord with respect to the safety or security of the Premises or any part thereof or the extent or effectiveness of any security measures or procedures now or hereafter provided by Landlord, and further acknowledges that Tenant has made its own independent determinations with respect to all such matters.

37. Subordination and Attornment.

(a) This Lease and Tenant’s rights under this Lease are subject and subordinate to any mortgage (and to all renewals, modifications, consolidations, replacements, or extensions thereof), now or hereafter affecting the Premises. The provisions of this Section are self-operative, and no further instrument of subordination will be required. In confirmation of such subordination, however, Tenant will promptly execute and deliver any commercially reasonable instruments that Landlord or any mortgagee may request to evidence such subordination, provided that any mortgagee agrees to standard nondisturbance protections in favor of Tenant. If any mortgagee succeeds to the rights of Landlord under this Lease, whether by foreclosure, deed in lieu of foreclosure, or otherwise, then (i) such successor landlord will not be subject to any offsets or defenses which Tenant might have against Landlord, (ii) such successor landlord will not be bound by any prepayment by Tenant of more than one month’s installment of Rent, (iii) such successor landlord will not be subject to any liability or obligation of Landlord except those arising after such succession, (iv) Tenant shall attorn to and recognize such successor landlord as Tenant’s landlord under this Lease, (v) Tenant shall promptly execute and deliver any instruments that may be reasonably necessary to evidence such attornment, and (vi) upon such attornment, this Lease will continue in effect as a direct lease between such successor landlord and Tenant upon and subject to all of the provisions of this Lease. The failure of Tenant to execute an instrument of subordination as required hereunder within twenty (20) days after written request from Landlord shall be deemed an Event of Default.

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(b) Promptly following the Commencement Date, Landlord shall exercise commercially reasonable efforts to secure a Subordination, Non-Disturbance and Attornment Agreement from any party holding a security interest in the Building, with respect to this Lease and Tenant’s interest hereunder, on such party’s standard form.

38. Estoppel Certificates.

(a) Within ten (10) days after notice from Landlord, Tenant shall execute and deliver to Landlord, in recordable form, a certificate stating (i) that this Lease is unmodified and in full force and effect, or in full force and effect as modified, and stating all modifications, (ii) the then-current Base Rent and Additional Rent, (iii) the date to which the Base Rent and Additional Rent has been paid in advance, (iv) the amount of any Security Deposit, prepaid rent, or other payment constituting Base Rent or Additional Rent which has been paid, (v) to the best of Tenant’s knowledge, whether or not Tenant or Landlord is in default under this Lease and whether there currently exist any defenses or rights of offset under the Lease, and (vi) such other matters as Landlord may reasonably request.

(b) Within ten (10) days after notice from Tenant, Landlord shall execute and deliver to Tenant a certificate stating (i) that this Lease is unmodified and in full force and effect, or in full force and effect as modified, and stating all modifications, (ii) the then-current Base Rent and Additional Rent, (iii) the date to which the Base Rent and Additional Rent has been paid in advance, (iv) the amount of any Security Deposit, prepaid rent, or other payment constituting Base Rent or Additional Rent which has been paid, (v) to the best of Landlord’s knowledge, whether or not Tenant or Landlord is in default under this Lease and whether there currently exist any defenses or rights of offset under the Lease, and (vi) such other matters as Tenant may reasonably request.

Tenant’s failure to deliver such certificate within such ten (10) day period will be conclusive evidence as against Tenant for the benefit of Landlord, and any successor in interest to Landlord, any lender or proposed lender, and any purchaser of the Building or any portion thereof that contains the Premises, that except as may be represented by Landlord, this Lease is unmodified and in full force and effect, no Base Rent or Additional Rent has been paid more than thirty (30) days in advance, and neither Tenant nor Landlord is in default under this Lease (except as may be represented by Landlord). Tenant irrevocably constitutes and appoints Landlord as its special attorney-in-fact to execute and deliver any such certificate to any third party if Tenant fails to deliver such certificate within such ten (10) day period.

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39. Waiver. No delay or omission in the exercise of any right or remedy of Landlord in the event of an Event of Default will impair such right or remedy or be construed as a waiver. The receipt and acceptance by Landlord of delinquent Rent will not constitute a waiver of any Event of Default other than the particular Rent payment accepted. Landlord’s receipt and acceptance from Tenant, on any date (the “Receipt Date”), of an amount less than the Rent due on such Receipt Date, or to become due at a later date but applicable to a period prior to such Receipt Date, will not release Tenant of its obligation (a) to pay the full amount of such Rent due on such Receipt Date or (b) to pay when due the full amount of such Rent to become due at a later date but applicable to a period prior to such Receipt Date. No act or conduct of Landlord, including, without limitation, the acceptance of the keys to the Premises, will constitute an acceptance by Landlord of the surrender of the Premises by Tenant before the Expiration Date. Only a written notice from Landlord to Tenant stating Landlord’s election to terminate Tenant’s right to possession of the Premises will constitute acceptance of the surrender of the Premises and accomplish a termination of Tenant’s possessory interest. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval will not be deemed to waive or render unnecessary Landlord’s consent to or approval of any other or subsequent act by Tenant. Any waiver by Landlord of any default must be in writing and will not be a waiver of any other default concerning the same or any other provision of this Lease. Tenant acknowledges that Tenant’s waivers set forth in this Section are a material part of the consideration for Landlord’s entering into this Lease and that Landlord would not have entered into this Lease in the absence of such waivers.

40. Brokers. Landlord and Tenant each represent and warrant one to the other that neither of them has employed any broker, agent, or finder (other than the Brokers) in connection with the negotiations of the terms of this Lease or its execution. Landlord and Tenant hereby agree to indemnify and to hold each other harmless against any loss, expense, or liability with respect to any claims for commissions or brokerage fees arising from or out of any breach of the foregoing representation and warranty. Landlord shall pay all commissions owed to the Brokers with respect to this Lease pursuant to separate agreement.

41. Limitations on Liability.

(a) In consideration of the benefits accruing to Tenant under this Lease, Tenant and all successors and assigns covenant and agree that, in the event of any actual or alleged failure, breach, of default under this Lease by Landlord or otherwise relating to Tenant’s tenancy under this Lease, the following limitations will apply:

(i) Tenant’s sole and exclusive remedy against Landlord will be against Landlord’s interest in that portion of the Building owned by Landlord, and Tenant shall in no event be entitled to recover consequential, indirect, special, exemplary, or punitive damages;

(ii) The obligations of Landlord under this Lease do not constitute personal obligations of the individual partners, directors, officers, agents, or shareholders of Landlord, and Tenant may not seek recourse against the individual partners, directors, officers, agents, or shareholders of Landlord or any of their personal assets for satisfaction of any liability in respect to this Lease;

(iii) These covenants and agreements are enforceable both by Landlord and also by any officer, director, shareholder, agent, or partner of Landlord.

(iv) If Landlord sells or transfers any portion of the Premises, Landlord, on consummation of the sale or transfer, will be released from any liability thereafter accruing under this Lease. If a Security Deposit or Prepaid Rent has been paid by Tenant, Landlord shall transfer the Security Deposit and/or Prepaid Rent to Landlord’s successor-in-interest and on such transfer Landlord will be discharged from any further liability arising from the Security Deposit or Prepaid Rent.

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(b) Similarly, in consideration of the benefits accruing to Landlord under this Lease, Landlord and all successors and assigns covenant and agree that, in the event of any actual or alleged failure, breach, of default under this Lease by Tenant or otherwise relating to Tenant’s tenancy under this Lease, the obligations of Tenant under this Lease do not constitute personal obligations of the individual partners, directors, officers, agents, or shareholders of Tenant, and Landlord may not seek recourse against the individual partners, directors, officers, agents, or shareholders of Tenant or any of their personal assets for satisfaction of any liability in respect to this Lease.

42. Liens. The interest of Landlord in the Premises shall not be subject in any way to any liens, including construction liens, for Alterations made by or on behalf of Tenant. This exculpation is made with express reference to Section 713.10, Florida Statutes. Tenant covenants and agrees with Landlord that any improvements that might be made by Tenant to the Premises are not required to be made under the terms of this Lease and that any improvements which may be made by Tenant do not constitute the “pith of the lease” under applicable Florida case law. If any lien is filed against the Premises for work or materials claimed to have been furnished to Tenant, Tenant shall cause it to be discharged of record or properly transferred to a bond under Section 713.24, Florida Statutes, within thirty (30) days after notice to Tenant. Further, Tenant shall indemnify, defend, and save Landlord harmless from and against any damage or loss, including reasonable attorneys’ fees and costs incurred by Landlord as a result of any liens or other claims arising out of or related to work performed in the Premises by or on behalf of Tenant. Tenant shall notify every contractor making improvements to the Premises that the interest of the Landlord in the Premises shall not be subject to liens.

43. No Merger. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation of this Lease, or a termination by Landlord, will not work a merger, and will, at the option of Landlord, terminate any existing subleases or may, at the option of Landlord, operate as an assignment to Landlord of any such subleases.

44. Confidentiality. Except as essential to the consummation of the transaction contemplated by this Lease (together with all amendments and addendums hereto), or as consented to in writing by the other party to this Lease:

(a) Tenant and Landlord shall keep and maintain the terms of this Lease and the transactions contemplated by this Lease or any aspect of this Lease in strict confidence; and

(b) Each of Tenant and Landlord may not make or allow any notices, statements, disclosures, communication, or news releases concerning the terms of this Lease without the prior written consent of the other party, which consent shall not be unreasonably withhold, condition or delayed with respect to any press release or other similar announcement regarding Landlord and Tenant having entered into this Lease.

Nothing provided in this Section will, however, prevent Landlord or Tenant from disclosing to its legal counsel and/or certified public accountants, prospective investors or lenders the existence and terms of this Lease or any transaction under this Lease, or any aspect of this Lease, or from complying with any governmental or court order or similar or other legal requirement (including public company disclosure rules) which requires such party to disclose this Lease, the terms of this Lease, the transaction contemplated by this Lease and/or any aspect of this Lease; provided that such party uses reasonable and diligent good faith efforts to disclose no more than is required to be disclosed by such legal requirement.

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45. Building Construction. Tenant expressly acknowledges and agrees that as of the Effective Date of this Lease, the Building remains under construction and that certain minor construction work may be ongoing subsequent to the Commencement Date. Accordingly, so long as such construction work does not materially and adversely impact Tenant’s access to or business operations within the Premises, Tenant hereby waives any right to any termination, abatement, offset, or other remedies or concessions on account of any noise, dust, debris, scaffolding and/or any other construction related activities occurring at the Building. Further, Tenant expressly acknowledges and agrees that Landlord, or an affiliate of Landlord, intends to develop certain areas adjacent to the Building (the “Adjacent Development”) and, so long as such construction work does not materially and adversely impact Tenant’s business operations within the Premises or access to the Building or Premises, Tenant shall make no claims or rights against Landlord under this Lease, at law, or in equity (including any rights to abate Rent or otherwise terminate this Lease) as a result of any ongoing construction or related activities with respect to the Adjacent Development.

46. Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

47. Jury Waiver; Counterclaims. LANDLORD AND TENANT KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM INVOLVING ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH (A) THIS LEASE, (B) THE RELATIONSHIP OF LANDLORD AND TENANT, (C) TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR (D) THE RIGHT TO ANY STATUTORY RELIEF OR REMEDY. TENANT FURTHER WAIVES THE RIGHT TO INTERPOSE ANY PERMISSIVE COUNTERCLAIM OF ANY NATURE IN ANY ACTION OR PROCEEDING COMMENCED BY LANDLORD TO OBTAIN POSSESSION OF THE PREMISES. IF TENANT VIOLATES THIS PROVISION BY FILING A PERMISSIVE COUNTERCLAIM, WITHOUT PREJUDICE TO LANDLORD’S RIGHT TO HAVE THE COUNTERCLAIM DISMISSED, THE PARTIES STIPULATE THAT SHOULD THE COURT PERMIT TENANT TO MAINTAIN THE COUNTERCLAIM, THE COUNTERCLAIM SHALL BE SEVERED AND TRIED SEPARATELY FROM THE ACTION FOR POSSESSION UNDER RULE 1.270(b) OF THE FLORIDA RULES OF CIVIL PROCEDURE OR OTHER APPLICABLE LAW. THE ACTION FOR POSSESSION SHALL THEN PROCEED UNDER THE SUMMARY PROCEDURES SET FORTH IN SECTION 51.011, FLORIDA STATUTES. THE WAIVERS SET FORTH IN THIS SECTION ARE MADE KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY BY TENANT. TENANT FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS LEASE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THESE WAIVERS WITH COUNSEL. THIS PROVISION IS A MATERIAL INDUCEMENT TO LANDLORD IN AGREEING TO ENTER INTO THIS LEASE.

48. Miscellaneous.

(a) No more frequently than once per Lease Year, upon Landlord’s written request, Tenant shall promptly furnish to Landlord, from time to time, with financial statements certified by Tenant to be true and correct, reflecting Tenant’s then-current financial condition (and/or financial statements from any parent or holding company of Tenant certified by such parent and containing the parent’s then-current financial condition). Such financial statements will include a current balance sheet and a profit and loss statement covering the most recent twelve (12) month period available.

(b) This Lease will be governed by and construed in accordance with the laws of the State of Florida.

(c) For purposes of venue and jurisdiction, this Lease will be deemed made and to be performed in the City of Miami, Miami-Dade County, Florida, and Landlord and Tenant hereby consent to the jurisdiction of the courts of Miami-Dade County, Florida.

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(d) This Lease may be executed in any number of counterparts, each of which shall be effective only upon delivery and thereafter shall be deemed an original, and all of which shall be taken to be one and the same instrument, with the same effect as if all parties hereto had signed the same signature page. Any signature page of this Lease may be detached from any counterpart of this Lease without impairing the legal effect of any signatures thereon and may be attached to another counterpart of this Lease identical in form hereto but having attached to it one or more additional signature pages. Signatures transmitted by facsimile, by electronic mail in portable document format or pictorial appearance of a document, or electronically signed in accordance with the Uniform Electronic Transaction Act (“UETA”) or the substantive equivalent of the UETA, as adopted in the State of Florida, or in accordance with the United States ESIGN Act shall have the same effect as physical delivery of the paper document bearing the original signature and shall be binding upon and enforceable against the parties hereto as if such transmittal were an original executed counterpart.

(e) Whenever the context so requires, all words used in the singular will be construed to have been used in the plural (and vice versa), each gender will be construed to include any other genders, and the word “person” will be construed to include a natural person, a corporation, a firm, a partnership, a joint venture, a trust, an estate, or any other entity.

(f) Each provision of this Lease will be valid and enforceable to the fullest extent permitted by law. If any provision of this Lease or the application of such provision to any person or circumstance will, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected by such invalidity or unenforceability, unless such provision or such application of such provision is essential to this Lease.

(g) In the event any litigation, arbitration, mediation, or other proceeding (each a “Proceeding”) is initiated by any party against any other party to enforce, interpret, or otherwise obtain judicial or quasi-judicial relief in connection with this Lease, the prevailing party in such Proceeding will be entitled to recover from the unsuccessful party all reasonable costs, expenses, and actual attorneys’ fees and expert witness fees relating to or arising out of (i) such Proceeding (whether or not such Proceeding proceeds to judgment) and (ii) any post-judgment or post-award proceeding including, without limitation, one to enforce any judgment or award resulting from any such Proceeding. Any such judgment or award will contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorneys’ fees and expert witness fees.

(h) This Lease will become effective when it has been executed by each of Landlord and Tenant. If Tenant signs as a corporation, partnership, or other entity, each of the persons executing this Lease on behalf of Tenant does hereby covenant and warrant, as applicable, that Tenant is duly authorized to transact business, is in good standing and existing, that Tenant has and is qualified to do business in the State of Florida, that Tenant has full right and authority to enter into this Lease, and that the persons signing on behalf of Tenant were authorized to do so.

(i) Subject to any and all restrictions on transferability contained in this Lease, this Lease will be binding upon and will inure to the benefit of the successors-in-interest and permitted assigns of each party to this Lease. Nothing in this Section will create any rights enforceable by any person not a party to this Lease, except for the rights of the successors-in-interest and assigns of each party to this Lease, unless such rights are expressly granted in this Lease to other specifically identified persons.

(j) The headings of the Sections of this Lease have been included only for convenience, and will not be deemed in any manner to modify or limit any of the provisions of this Lease, or be used in any manner in the interpretation of this Lease.

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(k) Time and strict and punctual performance are of the essence with respect to each provision of this Lease.

(l) This Lease contains the entire agreement between Landlord and Tenant with respect to the subject matter of this Lease, is a complete and exclusive statement of the terms of such agreement, and supersedes all prior understandings, agreements, representations, and warranties, if any, with respect to such subject matter.

(m) Each party to this Lease and its legal counsel have had an opportunity to review and revise this Lease. The rule of construction that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Lease or any Exhibit to this Lease, and such rule of construction is hereby waived by Tenant.

(n) All notices or other communications required or permitted to be given to Tenant or Landlord must be in writing and must be personally delivered, sent by email, or sent by a nationally recognized overnight express courier service that provides written confirmation of delivery to Tenant and Landlord at the respective address set forth in Section 2 of this Lease. Each such notice or other communication will be deemed given, delivered and received upon its actual receipt or, in the case of delivery by email, on the date the email was sent to the email address set forth below for the receiving party and said email was not returned to the sender as being undeliverable; provided, however, that any email sent after 5:00 pm ET shall be deemed given, delivered and received on the following business day. Landlord or Tenant may give a notice of a change of its address to the other; provided further, that no email notice shall be deemed effective unless it contains a caption, in the Subject Line, substantially as follows: ‘OFFICIAL ELSER LEASE NOTICE” in all capitalized letters, and a copy of such notice is delivered to all notice parties on behalf of Landlord, or Tenant, respectively.

(o) All provisions, whether covenants or conditions, to be performed or observed by Tenant will be deemed to be both covenants and conditions.

(p) All payments to be made by Tenant to Landlord under this Lease must be in United States currency.

(q) All Exhibits attached to this Lease are incorporated herein by this reference.

(r) Tenant represents and warrants to and covenants with Landlord that (i) neither Tenant nor any of its direct or indirect owners or affiliates currently are, or shall be at any time during the Lease Term, in violation of any laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including, without limitation, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and regulations of the U.S. Treasury Department’s Office of Foreign Assets Control (OFAC) related to Specially Designated Nationals and Blocked Persons (SDN’s OFAC Regulations), and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”); (ii) neither Tenant nor any of its owners, affiliates, investors, officers, directors, or employees (nor, to Tenant’s knowledge, any of its vendors, subcontractors, or agents) is or shall be during the term hereof a “Prohibited Person” which is defined as follows: (1) a person or entity owned or controlled by, affiliated with, or acting for or on behalf of, any person or entity that is identified as an SDN on the then-most current list published by OFAC at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn/t11sdn.pdf, or at any replacement website or other replacement official publication of such list and (2) a person or entity who is identified as or affiliated with a person or entity designated as a terrorist, or associated with terrorism or money laundering pursuant to regulations promulgated in connection with the USA Patriot Act; and (iii) Tenant has taken appropriate steps to understand its legal obligations under the Anti-Terrorism Laws and has implemented appropriate procedures to assure its continued compliance with such laws. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord, it officers, directors, agents, and employees, from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys’ fees and costs) arising from or related to any breach of the foregoing representations, warranties and covenants.

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(s) Landlord represents and warrants to and covenants with Tenant that (i) neither Landlord nor any of its direct or indirect owners or affiliates currently are, or shall be at any time during the Lease Term, in violation of any Anti-Terrorism Laws; (ii) neither Landlord, nor any of its owners, affiliates, investors, officers, directors, or employees (nor, to Landlord’s knowledge, any of its vendors, subcontractors, or agents) is or shall be during the term hereof a Prohibited Person; and (iii) Landlord has taken appropriate steps to understand its legal obligations under the Anti-Terrorism Laws and has implemented appropriate procedures to assure its continued compliance with such laws. Landlord hereby agrees to defend, indemnify, and hold harmless Tenant, it officers, directors, agents, and employees, from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys’ fees and costs) arising from or related to any breach of the foregoing representations, warranties and covenants.

(t) Notwithstanding anything to the contrary set forth in this Lease as to the Excluded Common Areas, Tenant shall have the right to utilize the fitness center within the Building subject to the terms and conditions of this subsection (t). Tenant’s use of the fitness center shall: (i) be limited to six (6) management level employees approved by Landlord pursuant to an approval process to be performed by Landlord (including, at Landlord’s option, running a prior background check); and (ii) be subject at all times to Landlord’s rules, regulations and other security measures and procedures regarding the fitness center. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all costs, expenses, damages, injury (including death), and other liabilities incurred by Landlord in connection with Tenant’s utilization of the fitness center pursuant to this section.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Lease Agreement is hereby entered into as of the Commencement Date.

LANDLORD:

400 BISCAYNE COMMERCIAL OWNER, LP, a Delaware limited partnership

By:	/s/ Ryan Shear
Name:	Ryan Shear
Title:	Authorized Representative

TENANT:

SKYX PLATFORMS CORP., a Florida corporation, d/b/a Sky Technologies (Nasdaq)

By:	/s/ John P. Campi
Name:	John P. Campi
Title:	Chief Executive Officer

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SCHEDULE 6(b)

BASE RENT

Lease Year of Term	Base Rent Per Rentable Foot Per Annum	Annual Base Rent* (based upon 32,172 rsf)	Monthly Base Rent* (based upon 32,172 rsf)
1	$80.00	$2,573,760.00	$214,480.00
2	$82.40	$2,650,972.80	$220,914.40
3	$84.87	$2,730,501.98	$227,541.83
4	$87.42	$2,812,417.04	$234,368.09
5	$90.04	$2,896,789.55	$241,399.13
6	$92.74	$2,983,693.24	$248,641.10
7	$95.52	$3,073,204.04	$256,100.34
8	$98.39	$3,165,400.16	$263,783.35
9	$101.34	$3,260,362.16	$271,696.85
10	$104.38	$3,358,173.03	$279,847.75
11 (i.e. the four (4) months following the end of the tenth (10th) Lease Year.	$107.51	$3,458,918.22	$288,243.18

*The above amounts do not include Florida sales tax. In addition to the above Base Rent amounts, Tenant shall pay to Landlord the required Florida sales tax amounts.

Schedule 6(b)-1

SCHEDULE 7(b)

ADDITIONAL EXCLUSIONS FROM OPERATING EXPENSES

1. Advertising and Promotion. All advertising and promotional costs, including any form of entertainment expenses, dining expenses, any costs relating to tenant or vendor relation programs including flowers, gifts, luncheons, parties, and other social events.

2. Affiliate Transactions. Any amount paid by Landlord or Landlord’s agent to a subsidiary or affiliate of Landlord or Landlord’s agent (other than the management fee described under the definition of Operating Expenses), or to any party for management or other services to the Building.

3. Art. Costs, including maintenance (other than routine) and repair, for sculptures, paintings or other objects of art or the display of such items.

4. Building Defects. Any costs incurred in connection with defects in or to the design and construction of the Building or replacement of defective equipment (to the extent identified during the one (1) year period following the issuance of the certificate of occupancy with respect to the Building) and any correction of such defects in design and/or construction of the Building or replacement of such defective equipment.

5. Capital Improvements. As to the cost of capital improvements which are properly included in Operating Expenses, all such capital improvements shall be amortized on a straight-line basis over the useful life of any such improvement as reasonably determined by Landlord, and the amount included in Operating Expenses in any calendar year of the Term (until such improvement has been fully amortized) shall be equal to the annual amortized amount.

6. Casualty Repair. Costs incurred from repairs or other work required to repair, or otherwise caused by, fire or other casualty (excluding a reasonable deductible with respect to any such insurance policy).

7. Change in Ownership. Any financing fees and related costs incurred in connection with the sale, financing, refinancing, mortgaging, selling or change of ownership of the Building.

8. Depreciation. Any costs related to the depreciation of the Building.

9. Concessions. Any costs incurred in connection with any commercial concession operated by Landlord, including any compensation or benefits paid to or provided to employees, clerks, attendants or other persons in commercial concessions operated by or on behalf of the Landlord.

10. Corporate Overhead. General corporate overhead for Landlord and Landlord’s manager or agent.

11. Fees and Assessments. Any impact fees and assessments incurred by Landlord in connection with the initial development of the Building.

12. Hazardous Materials. Any cost or expense related to monitoring, testing, removal, cleaning, abatement or remediation of any Hazardous Materials in or about the Building.

13. Indemnity. Any costs or expenses, direct or indirect, with respect to Landlord’s indemnity obligations whether under other lease.

14. Landlord’s Negligence. Any costs incurred or expense resulting from damages incurred due to the negligence or willful misconduct of the Landlord or the Landlord’s agents, employees, agents, vendors, or contractors.

15. Reserves. Any reserves of any kind (except as may be required to be payable by Landlord under the Declaration).

16. Legal and Code Compliance. The cost of complying with legal requirements enacted prior to the Effective Date.

17. Management Fees. Any management fees in excess of three percent (3%) of the aggregate gross rents for all tenants in the Building, but excluding revenue from the Parking Facilities.

18. Warranties. Any expenses that are covered by warranties and any costs and expenses incurred in connection with the enforcement of warranties.

Schedule 7(b)-1